Exhibit 99.3

PRO FORMA VALUATION REPORT

STANDARD CONVERSION

URSB Bancorp, Inc. │Carteret, New Jersey

HOLDING COMPANY FOR:
United Roosevelt Savings Bank │Carteret, New Jersey

Dated as of August 5, 2025

1311-A Dolley Madison Boulevard

Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

August 5, 2025

Boards of Directors

United Roosevelt MHC

United Roosevelt Bancorp
URSB Bancorp, Inc.
United Roosevelt Savings Bank

11-15 Cooke Avenue

Carteret, New Jersey 07008

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the New Jersey Department of Banking and Insurance (the “Department”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On September 8, 2025, the Board of Directors of United Roosevelt MHC (the “MHC”), United Roosevelt Bancorp and United Roosevelt Savings Bank (also referred as the “Bank”) adopted the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, United Roosevelt Bancorp, which currently owns all of the issued and outstanding common stock of the Bank will be succeeded by a newly formed Maryland corporation with the name of URSB Bancorp, Inc. (“URSB Bancorp” or the “Company”). Following the conversion, the MHC and United Roosevelt Bancorp will cease to exist and the Bank will be a wholly-owned subsidiary of URSB Bancorp. For purposes of this document, the existing consolidated entity will hereinafter be referred to as URSB Bancorp or the Company, unless otherwise identified as United Roosevelt Bancorp.

URSB Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including United Roosevelt Savings Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors, as such terms are defined in the Company’s prospectus for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offering for sale to members of the general public in a community offering and a syndicated community

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
August 5, 2025

offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of United Roosevelt Savings Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, URSB Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will total $400,000 and will be funded with 20,000 shares of URSB Bancorp common stock and $200,000 in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which United Roosevelt Savings Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB, the FDIC, the Department and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2020 through December 31, 2024 and, and a review of various unaudited information and internal financial reports through June 30, 2025, and due diligence related discussions with the Company’s management; Wolf & Company, PC, the Company’s independent auditor; Luse Gorman, PC, the Company’s conversion counsel and Janney Montgomery Scott LLC, the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Boards of Directors
August 5, 2025

We have investigated the competitive environment within which URSB Bancorp operates and have assessed URSB Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on URSB Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on URSB Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of URSB Bancorp. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared URSB Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues and initial public offerings by thrifts and thrift holding companies. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on URSB Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by URSB Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by URSB Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of URSB Bancorp. The valuation considers URSB Bancorp only as a going concern and should not be considered as an indication of URSB Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for URSB Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of URSB Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of URSB Bancorp following completion of the conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which URSB Bancorp’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of August 5, 2025, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $17,700,000 at the midpoint, equal to 1,770,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $15,075,000 and a maximum value of $20,325,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,507,500 at the minimum and 2,032,500 at the maximum. In the

Boards of Directors
August 5, 2025

event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $23,343,750 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 2,334,375. Based on this valuation range, the offering range is as follows: $14,875,000 at the minimum, $17,500,000 at the midpoint, $20,125,000 at the maximum and $23,143,750 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 1,487,500 at the minimum, 1,750,000 at the midpoint, 2,012,500 at the maximum and 2,314,375 at the super maximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of URSB Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the stock offering.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of URSB Bancorp as of June 30, 2025, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of URSB Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of

Boards of Directors
August 5, 2025

the update. The valuation will also be updated at the completion of URSB Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

William E. Pommerening
Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

URSB BANCORP, INC.

UNITED ROOSEVELT SAVINGS BANK

Carteret, New Jersey

PAGE
DESCRIPTION		NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.4
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Asset Quality		I.15
Funding Composition and Strategy		I.16
Subsidiary Activity		I.17
Legal Proceedings		I.17

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.6
Regional Economy		II.8
Unemployment Trends		II.9
Market Area Deposit Characteristics and Competition		II.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.11
Credit Risk		III.14
Summary		III.14

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

URSB BANCORP, INC.

UNITED ROOSEVELT SAVINGS BANK

Carteret, New Jersey

(continued)

PAGE
DESCRIPTION		NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.2
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.6
5. Dividends		IV.7
6. Liquidity of the Shares		IV.8
7. Marketing of the Issue		IV.8
A. The Public Market		IV.9
B. The New Issue Market		IV.14
C. The Acquisition Market		IV.15
8. Management		IV.15
9. Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments		IV.17
Valuation Approaches		IV.18
1. Price-to-Earnings (“P/E”)		IV.19
2. Price-to-Book (“P/B”)		IV.20
3. Price-to-Assets (“P/A”)		IV.20
Comparison to Recent Offerings		IV.22
Valuation Conclusion		IV.22

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

URSB BANCORP, INC.

UNITED ROOSEVELT SAVINGS BANK

Carteret, New Jersey

TABLE
Number	DESCRIPTION	page

1.1	Historical Balance Sheet Data	I.5
1.2	Historical Income Statements	I.9

2.1	Summary Demographic/Economic Data	II.7
2.2	Primary Market Area Employment Sectors	II.8
2.3	Major Employers in Middlesex County	II.9
2.4	Unemployment Trends	II.9
2.5	Deposit Summary	II.10
2.6	Market Area Deposit Competitors	II.11

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.13
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.16
4.3	Market Pricing Versus Peer Group	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. Overview and Financial Analysis

Introduction

United Roosevelt Savings Bank (also referred to as the “Bank”), established in 1914, is a New Jersey chartered stock savings bank headquartered in Carteret, New Jersey. In 1997, the Bank reorganized into the mutual holding company structure, forming United Roosevelt MHC, a New Jersey mutual holding company (the “MHC”). The MHC owns 100% of the outstanding common stock of United Roosevelt Bancorp, a New Jersey corporation. The Bank is the wholly-owned subsidiary of United Roosevelt Bancorp. The Bank serves north-central New Jersey through the main office and one branch office, which are both located in the borough of Carteret. Carteret is located in Middlesex County. A map of the Bank’s branch office locations is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of June 30, 2025, the MHC had consolidated total assets of $325.3 million, total deposits of $254.0 million and total equity of $18.8 million equal to 5.78% of total assets. The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion

On September 8, 2025, the Board of Directors of the MHC, United Roosevelt Bancorp and the Bank adopted a plan of conversion, incorporated herein by reference, whereby the MHC will convert to stock form. As a result of the conversion, United Roosevelt Bancorp, which currently owns all of the issued and outstanding common stock of the Bank will be succeeded by URSB Bancorp, Inc. a newly formed Maryland stock holding company (“URSB Bancorp” or the “Company”). Following the conversion, the MHC and United Roosevelt Bancorp will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as URSB Bancorp or the Company, unless otherwise identified as United Roosevelt Bancorp.

URSB Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Depositors, as such terms

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

At this time, following the conversion no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, URSB Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will total $400,000 and will be funded with 20,000 shares of URSB Bancorp common stock and $200,000 in cash. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which the Bank operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Strategic Overview

URSB Bancorp maintains a community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, the Company has emphasized a 1-4 family lending strategy funded primarily by retail deposits. The Company is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of business and retail customers in the communities that are served by the Company. Growth strategies are emphasizing increased lending diversification that is primarily targeting growth of commercial real estate and commercial business loans. To facilitate loan growth and diversification, the Company’s lending strategy has been to supplement lending in local markets with loan purchases. Loans purchased by the Company generally consist of 1-4 family loans purchased from local mortgage brokers, commercial business loans purchased from a third party and consumer loans purchased from a third party.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Investments serve as a supplement to the Company’s lending activities and the investment portfolio is considered to be indicative of a low risk investment strategy. Mortgage-backed securities comprise the largest concentration of the investment portfolio, with the balance of the portfolio distributed among U.S. Government agency securities, Small Business Administration (“SBA”) obligations and corporate bonds.

Retail deposits constitute the primary funding source for the Company, with supplemental funding sources consisting of brokered deposits, other wholesale deposits and borrowings. Certificates of deposit (“CDs”) constitute the largest portion of the Company’s deposit base. The Company’s objective is to reduce funding costs through emphasizing growth of lower cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which the Company is seeking to establish a full service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products.

URSB Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. Recent trends show that the net interest margin has stabilized following a period of net interest margin compression that was experienced from 2022 through 2024. Operating expenses and revenues derived from sources of non-interest operating income have been maintained at relatively low levels as percent of average assets, as limited diversification into areas that generate non-interest income revenues and a lending emphasis on generating loan growth through loan purchases have supported containment of the Company’s operating expenses while also providing for limited revenues that are generated through sources of non-interest operating income. Credit loss provisions and non-operating gains and losses have generally been relatively minor factors in the Company’s earnings during recent years.

The post-offering business plan of the Company is expected to continue to focus on implementing current strategic initiatives to develop and grow a full service community banking franchise. A key component of the Company’s business plan is to complete a public stock offering. The Company’s strengthened capital position will increase operating flexibility and facilitate implementation of planned growth strategies and management of risk. The capital raised in the stock offering will serve to substantially increase regulatory capital and, thereby, reduce loan concentration levels and better position the Company to pursue desired loan growth through competing for more and larger loan relationships with borrowers, The infusion of stock

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

proceeds will also serve to enhance the Company’s liquidity and reduce interest rate risk, particularly through increasing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the stock offering, which may facilitate a reduction in URSB Bancorp’s funding costs. URSB Bancorp’s strengthened capital position will also better position the Company to pursue expansion opportunities. Such expansion could potentially include establishing or acquiring additional branch offices to gain a market presence in nearby markets that are complementary to the Company’s existing branch network. Given its strengthened capital position following the stock offering, the Company will also be in a better position to pursue growth through an acquisition of a financial institution and/or other financial service providers. At this time, the Company has no specific plans for expansion through another acquisition, but will evaluate expansion through acquisition as such opportunities arise. The projected uses of proceeds are highlighted below.

•	URSB Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP and the cash contribution to the Foundation, are expected to be invested into a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•	United Roosevelt Savings Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with URSB Bancorp’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data from yearend December 31, 2020 through June 30, 2025. From yearend 2020 through June 30, 2025, URSB Bancorp’s assets increased at a 14.22% annual rate. Total assets trended higher throughout the past four and one-half years, which was primarily driven by loan growth. Asset growth was primarily

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Table 1.1

URSB Bancorp, Inc.

Historical Balance Sheet Data

													12/31/20-
													6/30/25
	At December 31,										At June 30,		Annual
	2020		2021		2022		2023		2024		2025		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$178,852	100.00%	$195,629	100.00%	$246,252	100.00%	$281,718	100.00%	$315,863	100.00%	$325,301	100.00%	14.22%
Cash and cash equivalents/CDs	21,100	11.80%	15,023	7.68%	27,150	11.03%	11,127	3.95%	15,023	4.76%	12,673	3.90%	-10.71%
Investment securities	16,640	9.30%	26,138	13.36%	33,588	13.64%	35,902	12.74%	37,988	12.03%	36,216	11.13%	18.87%
Loans receivable, net	133,624	74.71%	144,641	73.94%	175,746	71.37%	221,544	78.64%	248,025	78.52%	261,070	80.25%	16.05%
FHLB/Bankers Bank stock	822	0.46%	588	0.30%	449	0.18%	1,372	0.49%	2,021	0.64%	2,283	0.70%	25.48%
Bank-owned life insurance	2,853	1.60%	3,924	2.01%	4,508	1.83%	4,608	1.64%	5,730	1.81%	5,806	1.78%	17.10%

Deposits	$135,743	75.90%	$168,523	86.14%	$220,545	89.56%	$232,156	82.41%	$246,079	77.91%	$254,013	78.09%	14.94%
Borrowings	25,894	14.48%	8,100	4.14%	-	0.00%	29,425	10.44%	49,135	15.56%	49,897	15.34%	15.69%

Equity	$15,781	8.82%	$17,678	9.04%	$7,450	3.03%	$17,789	6.31%	$18,343	5.81%	$18,788	5.78%	3.95%
Tangible equity	15,781	8.82%	17,678	9.04%	7,450	3.03%	17,789	6.31%	18,343	5.81%	18,788	5.78%	3.95%

Loans/Deposits		98.44%		85.83%		79.69%		95.43%		100.79%		102.78%

Number of Full Service Offices		1		1		1		2		2		2

(1)  Ratios are as a percent of ending assets.

Sources: URSB Bancorp's prospectus, audited financial statements, and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

funded with deposit growth, with supplement funding provided by borrowings that were added during the past two and one-half years. A summary of URSB Bancorp’s key operating ratios for the past two and one-half years is presented in Exhibit I-3.

URSB Bancorp’s loans receivable portfolio increased at a 16.05% annual rate from yearend 2020 through June 30, 2025, in which loan growth was sustained throughout the past four and one-half years. Since yearend 2020, the Company’s comparatively strong pace of loan growth relative to asset growth provided for an increase in the loans-to-assets ratio from 74.71% at yearend 2020 to 80.25% at June 30, 2025.

Trends in the Company’s loan portfolio composition over the past two and one-half years show that the concentration of 1-4 family permanent mortgage loans comprising total loans increased from 39.72% at yearend 2023 to 44.47% at June 30, 2025. Comparatively, commercial real estate loans, which constitute the primary type of lending diversification for the Company, decreased from 27.24% of total loans at yearend 2023 to 24.01% of total loans at June 30, 2025. From yearend 2023 through June 30, 2025, the concentration of commercial business loans, which constitute the second most significant type of lending diversification for the Company, also decreased. A decrease in the concentration of loans purchased from Bankers Healthcare Group, LLC (“BHG”) largely accounted for the decline in the ratio of commercial business loans that comprised total loans. From yearend 2023 to June 30, 2025, BHG loans decreased from 17.43% of total loans to 13.72% of total loans and other commercial business loans decreased from 4.22% of total loans to 4.15% of total loans. Other areas of lending diversification for the Company showed the concentration of consumer loans had the largest increase, while there was little change in the loan concentrations for home equity, multi-family and construction loans. As of June 30, 2025, multi-family loans equaled 7.44% of total loans, consumer loans equaled 3.33% of total loans, construction loans equaled 1.50% of total loans and home equity loans and lines of credit equaled 1.38% of total loans.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting URSB Bancorp’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into short-term liquid funds held as a deposit at the Bank. Over the past five and one-half years, the Company’s level of cash and investment securities (inclusive of FHLB/Bankers Bank stock) ranged from a low of 15.73% at June 30, 2025 to a high of 24.85% at yearend 2022. Mortgage-backed securities totaling $13.7 million comprised the most

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

significant component of the Company’s investment portfolio at June 30, 2025. Other investments held by the Company at June 30, 2025, consisted of U.S. Government agency obligations ($8.6 million), SBA obligations ($5.6 million) and corporate bonds ($8.3 million). As of June 30, 2025, investments maintained as available for sale and held to maturity totaled $21.2 million and $15.1 million, respectively. Investments maintained as available for sale had a net unrealized loss of $890,000 at June 30, 2025. As of June 30, 2025, the Company also held $12.7 million of cash, cash equivalents and CDs, and $2.3 million of FHLB and Bankers Bank stock.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of eligible employees and directors. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2025, the cash surrender value of the Company’s BOLI equaled $5.8 million.

Since yearend 2020, URSB Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From yearend 2020 through June 30, 2025, the Company’s deposits increased at a 14.94% annual rate. Deposits growth was sustained throughout the period covered in Table 1.1. Deposits as a percent of assets ranged from a low of 75.90% at yearend 2020 to a high of 89.56% at yearend 2022 and equaled 78.09% of assets at June 30, 2025. Recent trends reflect that deposit growth has primarily consisted of CDs. CDs comprised 48.15% of total deposits at December 31, 2023, versus 64.07% of total deposits at June 30, 2025.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. Additionally, in November 2022, the Company commenced a private offering of senior unsecured notes, in which most of the proceeds were down streamed into the Bank for purposes of increasing regulatory capital. From yearend 2020 through June 30, 2025, borrowings ranged from a low of a zero balance at yearend 2022 to a high of $49.9 million or 15.34% of assets at June 30, 2025. Borrowings held by the Company at June 30, 2025 consisted of $43.1 million of FHLB advances and $6.8 million of senior notes.

The Company’s equity increased at a 3.95% annual rate from yearend 2020 through June 30, 2025, which was largely driven by the retention of earnings during the past four and

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

one-half years. Since yearend 2020, a faster pace of asset growth relative to equity growth provided for a decrease in the Company’s equity-to-assets ratio from 8.82% at yearend 2020 to 5.78% at June 30, 2035. All of the Company’s capital is tangible capital and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2025. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in USRB Bancorp’s pro forma capital position will initially depress its return on equity (“ROE”).

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years and for the twelve months ended June 30, 2025. The Company’s reported earnings ranged from $410,000 or 0.25% average assets during 2020 to $1.0 million or 0.56% of average assets during 2021. For the twelve months ended June 30, 2025, the Company reported net income of $512,000 or 0.16% of average assets. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been a limited source of earnings for the Company, while credit loss provisions have generally not been a significant earnings factor. Non-operating gains and losses have had a small impact on the Company’s earnings over the past five and one-half years.

During the period covered in Table 1.2, the Company’s net interest income to average assets ratio ranged from a low of 2.44% during the twelve months ended June 30, 2025 to a high of 2.98% during 2021. The decrease in the Company’s net interest income ratio during the past three and one-half years was largely due to interest rate spread compression, which was mostly attributable to a more significant increase in the cost of interest-bearing liabilities relative to the yield earned on interest-earning assets. Recent trends show that the Company’s interest rate spread is stabilizing, based on interest rate spreads of 2.47% and 2.42% for the six months ended June 30, 2024 and the six months ended June 30, 2025, respectively. The Company’s net interest rate spreads and yields and costs for the past two and one-half years are set forth in Exhibits I-3 and I-4.

Non-interest operating income has been a limited contributor to the Company’s earnings throughout the period covered in Table 1.2, reflecting the Company’s limited diversification into products and services that generate non-interest operating income. For the period covered in Table 1.2, sources of non-interest operating income ranged from a low of $151,000 or 0.09% of average assets during 2020 to a high of $326,000 or 0.10% of average assets during the twelve

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Table 1.2

URSB Bancorp, Inc.

Historical Income Statements

For the Year Ended December 31,	For the 12 Months
2020	2021	2022	2023	2024	Ended 06/30/2025
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$5,589	3.43%	$6,664	3.56%	$7,334	3.32%	$11,241	4.27%	$14,781	4.91%	$16,065	5.07%
Interest expense	(1,219)	-0.75%	(1,078)	-0.58%	(1,056)	-0.48%	(4,109)	-1.56%	(7,369)	-2.45%	(8,340)	-2.63%
Net interest income	$4,370	2.68%	$5,586	2.98%	$6,278	2.84%	$7,132	2.71%	$7,412	2.46%	$7,725	2.44%
Provision for credit losses	(424)	-0.26%	0	0.00%	0	0.00%	(107)	-0.04%	(118)	-0.04%	(232)	-0.07%
Net interest income after provisions	$3,946	2.42%	$5,586	2.98%	$6,278	2.84%	$7,025	2.67%	$7,294	2.42%	$7,493	2.37%

Non-interest operating income	$151	0.09%	$185	0.10%	$287	0.13%	$225	0.09%	$291	0.10%	$326	0.10%
Operating expense	(3,567)	-2.19%	(4,343)	-2.32%	(5,082)	-2.30%	(6,310)	-2.40%	(6,765)	-2.25%	(7,027)	-2.22%
Net operating income	$530	0.33%	$1,428	0.76%	$1,483	0.67%	$940	0.36%	$820	0.27%	$792	0.25%

Non-Operating Income/(Losses)
Gain(loss) on sale of securities	$26	0.02%	$0	0.00%	$0	0.00%	$0	0.00%	$(119)	-0.04%	$(130)	-0.04%
Net non-operating income(losses)	$26	0.02%	$0	0.00%	$0	0.00%	$0	0.00%	$(119)	-0.04%	$(130)	-0.04%

Net income before tax	$556	0.34%	$1,428	0.76%	$1,483	0.67%	$940	0.36%	$701	0.23%	$662	0.21%
Income tax provision	(146)	-0.09%	(383)	-0.20%	(443)	-0.20%	(220)	-0.08%	(125)	-0.04%	(150)	-0.05%
Net income (loss)	$410	0.25%	$1,045	0.56%	$1,040	0.47%	$720	0.27%	$576	0.19%	$512	0.16%

Adjusted Earnings
Net income	$410	0.25%	$1,045	0.56%	$1,040	0.47%	$720	0.27%	$576	0.19%	$512	0.16%
Add(Deduct): Non-operating income	(26)	-0.02%	0	0.00%	0	0.00%	0	0.00%	119	0.04%	130	0.04%
Tax effect (2)	7	0.00%	0	0.00%	0	0.00%	0	0.00%	(33)	-0.01%	(36)	-0.01%
Adjusted earnings	$391	0.24%	$1,045	0.56%	$1,040	0.47%	$720	0.27%	$662	0.22%	$606	0.19%

Expense Coverage Ratio (3)	1.22	x	1.28	x	1.23	x	1.13	x	1.09	x	1.10	x
Efficiency Ratio (4)	79.06%	75.32%	77.44%	85.71%	87.89%	87.40%

(1)  Ratios are as a percent of average assets.

(2)  Assumes a 28.0% effective tax rate.

(3)  Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)  Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources: URSB Bancorp's prospectus, audited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

months ended June 30, 2025. Customer fees and service charges and income earned on BOLI constitute the major sources of the Company’s non-interest operating revenues.

The Company’s limited diversification into products and services that provide sources of non-interest operating income and generation of loan growth through loan purchases has served to limit staffing needs and, in turn, facilitated relatively low operating expenses as a percent of average assets. Over the past five and one-half years, operating expenses have generally trended slightly higher which combined with asset growth has provided for a fairly stable operating expense ratio. Operating expense to average assets ratios ranged from a low of 2.19% during 2020 to a high of 2.40% during 2023 and equaled 2.22% during the twelve months ended June 30, 2025. Upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through implementation of current growth strategies.

Overall, the general trends in the Company’s net interest income and operating expense ratios since 2020 reflect a slight decrease in core earnings, as indicated by the Company’s expense coverage ratios (net interest income divided by operating expenses). URSB Bancorp’s expense coverage ratio equaled 1.22 times during 2020, versus a ratio of 1.10 times during the twelve months ended June 30, 2025. The decrease in the expense coverage ratio since 2020 was primarily due a decrease in the net interest income ratio. Similarly, URSB Bancorp’s efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of 79.06% during 2020 was more favorable compared to its efficiency ratio of 87.40% during the twelve months ended June 30, 2025. In terms of recent trends, the Company’s expense coverage and efficiency ratios have been relatively stable over the past two and one-half years.

Over the past five and one-half years, credit loss provisions established by the Company have ranged from zero credit loss provisions during 2021 and 2022 to credit loss provisions of $424,000 or 0.26% of average assets during 2020. For the twelve months ended June 30, 2025 credit loss provisions were $232,000 or 0.07% of average assets. The higher credit loss provisions established during 2020 were largely related to the potential negative impact that the Covid-19 pandemic could have had on the Company’s credit quality. As of June 30, 2025, the Company maintained an allowance for credit losses of $1.6 million, equal to 0.63% of total loans

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

outstanding and 1,408.55% of non-performing loans. Exhibit I-5 sets forth the Company’s allowance for credit losses activity during the past two and one-half years.

Non-operating gains and losses were a minor factor in the Company’s earnings during 2020, 2024 and for the twelve months ended June 30, 2025, which consisted of gains and losses on the sale of securities. For the twelve months ended June 30, 2025, the Company recorded a loss on sale of securities of $130,000 or 0.04% of average assets. Overall, the non-operating gains and losses recorded by the Company were viewed as non-recurring income items.

The Company effective tax rate ranged from 17.83% during 2024 to 29.87% during 2022 and equaled 22.66% during the twelve months ended June 30, 2025. As set forth in the prospectus, the Company’s effective marginal tax rate is 28.0%.

Interest Rate Risk Management

The Company’s balance sheet is liability sensitive in the short-term (less than one year). The Company’s interest rate risk analysis as of June 30, 2025 indicates that in the event of an immediate and sustained 200 basis point increase in interest rates, assuming a parallel and immediate shift across the yield curve over such period, net interest income would decrease by 10.29% over a one year period and economic value of equity would decrease by 20.86% (see Exhibit I-6).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through maintaining most of the investment portfolio as available for sale, purchasing adjustable rate 1-4 family loans and emphasizing commercial real estate, commercial business and multi-family lending as areas of lending diversification which consists primarily of variable rate or shorter term fixed rate loans. As of June 30, 2025, of the Company’s total loans due after June 30, 2026, adjustable rate loans comprised 56.45% of those loans (see Exhibit I-7). On the liability side of the balance sheet, management of interest rate risk has been pursued through extending CD maturities beyond one year and utilizing fixed rate FHLB advances with ladder maturities out to 2035.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

URSB Bancorp’s lending activities have emphasized 1-4 family permanent mortgage loans and such loans comprise the largest concentration of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate/multi-family loans followed by commercial business loans. Other areas of lending diversification for the Company include consumer loans, construction loans and home equity loans and lines of credit. Pursuant to the Company’s strategic plan, 1-4 family lending will remain as an area of lending emphasis for the Company with lending diversification continuing to emphasize commercial real estate/multi-family loans and commercial business loans as the primary areas of targeted lending diversification. Exhibit I-8 provides historical detail of USRB Bancorp’s loan portfolio composition for the past two and one-half years and Exhibit I-9 provides the contractual maturity of the Company’s loan portfolio by loan type as of June 30, 2025.

1-4 Family Residential Loans. URSB Bancorp offers fixed rate and adjustable rate 1-4 family permanent mortgage loans with terms of up to 30 years. The 1-4 family loan consists substantially of loans that have been purchased from local mortgage brokers, which are secured by properties located in the Company’s primary market area. Adjustable rate 1-4 family loans typically have initial repricing terms of five years and then reprice annually for the balance of the loan term. Adjustable rate loans are generally indexed to the one-year U.S. Treasury rate. As of June 30, 2025, the Company’s outstanding balance of 1-4 family loans totaled $116.4 million equal to 44.47% of total loans outstanding.

Commercial Real Estate and Multi-Family Loans. Commercial real estate and multi-family loans consist of loans originated by the Company, as well as purchased participation interests in loans originated by other locally-based financial institutions. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by the Company. Commercial real estate and muti-family loans are largely secured by properties located in the Company’s primary market area. URSB Bancorp generally originates commercial real estate and multi-family loans up to a loan-to-value (“LTV”) ratio of 75% and generally requires a minimum debt-coverage ratio of 1.2 times. Commercial real estate and multi-family loans are generally originated with amortization terms of 25 years and with interest rates that reset every five years based on the FHLB 5-year advance rate. Properties securing the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

commercial real estate and multi-family loan portfolio include shopping centers, single tenant retail properties, light industrial properties and apartment buildings. At June 30, 2025, the Company’s largest commercial real estate loan had an outstanding balance of $2.6 million and is secured by various commercial properties and residential rental properties in the Company’s primary market area. At June 30, 2025, this loan was performing in accordance with its original terms. At June 30, 2025, the Bank’s largest multi-family loan had an outstanding balance of $2.0 million and it was performing in accordance with its original terms. As of June 30, 2025, the Company’s outstanding balance of commercial real estate totaled $62.8 million and outstanding balance of multi-family loans totaled $19.5 million, equal to 24.01% and 7.44% of total loans outstanding, respectively.

Commercial Business Loans. The commercial business loan portfolio consist mostly of loans purchased from BHG and BancAlliance. The Company began purchasing commercial business loans from BHG in 2016. BHG originates loans nationwide to licensed or unlicensed or otherwise skilled business professionals for business development, practice improvement, debt consolidation, working capital, equipment purchases, and, occasionally, business purchases. BHG typically originates loans at fixed interest rates and without a prepayment penalty provision. BHG underwrites and funds the loans, which are typically secured by a Uniform Commercial Code blanket lien on the borrowers’ business assets. When the Company purchases a loan from BHG, it purchases 100% of the loan and BHG establishes a reserve deposit account with the Company equal to 3% of the loan balance. The borrower services the loan by authorizing the Company to withdraw funds electronically from the borrower’s deposit account established at the borrower’s financial institution. If a loan becomes delinquent, BHG handles all collection activity and bears all associated costs. During the delinquency period, the Company withdraws funds from the reserve deposit account to service the loan. When a delinquent payment is collected, the collected funds are used to replenish the reserve deposit account. If a loan becomes120 days delinquent, BHG typically repurchases the delinquent loan or replaces it with a performing loan of equal or greater balance (although this is not a contractual obligation of BHG). The Company estimates that the typical loan purchased from BHG has an outstanding balance of approximately $63,000 and a maximum term of 12 years at the time of purchase. At June 30, 2025, the Company’s largest BHG purchased loan totaled $616,000 and it was performing according to its original terms.

In November 2023 the Company began purchasing participation interests in syndicated leveraged lending loans from BancAlliance. The Company’s board of directors has imposed a $5.0 million limit on total loans purchased from BancAlliance. These loans are unsecured and

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

are made to large middle market businesses (generally with earnings before interest, taxes, depreciation and amortization (EDITDA) of approximately $10-75 million) in varying industries. These loans generally have two-to seven-year terms and fixed interest rates. At June 30, 2025, the Company’s largest BancAlliance purchased loan totaled $500,000 and it was performing according to its original terms.

Commercial business loans originated by the Company consist of lines of credit and term loans, which are generally secured by some or all of the business assets of the borrower, including machinery and equipment, inventory and other business assets. Lines of credit are generally variable rate demand loans with maturities of up to two years. Terms loans are generally fully amortizing for a maximum term of two years and have variable interest rates. As of June 30, 2025, the Company’s outstanding balance of commercial business loans totaled $46.8 million equal to 17.88% of total loans outstanding, which included $35.9 million of BHG loans and $3.3 million of BancAlliance loans.

Consumer Loans. The consumer loan portfolio consists substantially of loans purchased from third parties, including BHG, LendingClub® (“LendingClub”) and Woodside Credit. The Company began purchasing consumer loans from BHG in the second quarter of 2025. Consumer loans purchased from BHG are generally unsecured and are made to borrowers with high incomes (typically W-2 incomes exceeding $200,000) and high credit scores (typically credit scores of 780 and above). Loan terms range from three months to 12 years, but are predominately in the range of 10 to 12 years, and generally have variable interest rates. BHG establishes reserve deposit accounts for these loans. When a BHG consumer loan is in default for four months, BHG typically repurchases the delinquent loan or replaces it with a performing loan of equal or greater balance (although this is not a contractual obligation of BHG). The Company estimates that the typical consumer loan purchased from BHG has an outstanding balance of approximately $116,000. At June 30, 2025, the Company’s largest BHG-purchased consumer loan totaled $303,000 and it was performing according to its original terms.

The Company began purchasing consumer loans from LendingClub in the first quarter of 2025. Consumer loans purchased from LendingClub are generally short-term (typically up to 24 months), fixed-rate unsecured loans made to borrowers for debt consolidation and other consumer purposes. The Company estimates the typical loan balance to range between $20,000 and $30,000.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

The Company began purchasing consumer loans from Woodside Credit beginning in the second quarter of 2025. Consumer loans purchased from Woodside Credit are generally made to borrowers with high incomes (typically W-2 incomes exceeding $500,000) and high credit scores (typically credit scores of 740 and above) to finance the purchase of exotic, classic and collector automobiles, such as Ferraris and Aston Martins, among others, and collector automobiles often sold at Barrett-Jackson automobile auctions. Loan terms range up to 15 years, are typically secured by the automobile, and generally have variable interest rates.

As of June 30, 2025, the Company’s outstanding balance of consumer loans totaled $8.7 million equal to 3.33% of total loans outstanding, which included $5.5 million of BHG loans, $836,000 of LendingClub loans and $2.2 million of Woodside Credit loans.

Construction Loans. Construction loans originated by the Company generally consist of loans to finance the construction of commercial properties and mixed-used properties. Construction loans are interest only loans during the construction period, which is usually up to 12 months, and are generally offered up to a maximum LTV ratio of 70% of the appraised market value of the completed property. As of June 30, 2025, the Company’s outstanding balance of construction loans totaled $3.9 million equal to 1.50% of total loans outstanding.

Home Equity Loans and Lines Credit. The Company’s 1-4 family lending activities include home equity loans and lines of credit. Home equity loans are fixed rate loans originated with terms of five, 10 or 15 years. Home equity lines of credit are offered for terms of up to a five year draw period followed by a 10 year repayment period. During the first five years the line of credit revolves with a monthly payment based on a variable interest rate. During the last 10 years the principal balance is fully amortized with the interest rate indexed to the prime rate as published in The Wall Street Journal. The Company will generally originate home equity loans and lines of credit up to a maximum LTV ratio of 80%, inclusive of other liens on the property. As of June 30, 2025, the Company’s outstanding balance of home equity loans and lines of credit totaled $3.6 million equal to 1.38% of total loans outstanding.

Asset Quality

Over the past two and one-half years, URSB Bancorp’s balance of non-performing assets ranged from a zero balance at December 31, 2023 to a high of $868,000 or 0.27% of assets at December 31, 2024 and equaled $117,000 or 0.04% of assets at June 30, 2025. As shown in Exhibit I-10, non-performing assets at June 30, 2025 consisted of $117,000 of non-

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

accruing loans. Non-accruing loans held by the Company at June 30, 2025 consisted of home equity loans and lines of credit and commercial business loans.

To track the Company’s asset quality and the adequacy of valuation allowances, URSB Bancorp has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed on a regular basis by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2025, the Company maintained credit loss allowances of $1.6 million, equal to 0.63% of total loans outstanding and 1,408.55% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at June 30, 2025 deposits accounted for 83.58% of URSB Bancorp’s combined balance of deposits and borrowings. Exhibit I-11 sets forth the Company’s deposit composition for the past two and one-half years. Transaction and savings account deposits constituted 35.93% of total deposits at June 30, 2025, as compared to 51.85% of total deposits at December 31, 2023. The decrease in the concentration of core deposits comprising total deposits from yearend 2023 to June 30, 2025 was the result of growth of CDs and a decline in core deposits. As of June 30, 2025, interest-bearing checking accounts comprised the largest concentration of the Company’s core deposits, equaling 58.75% of core deposits.

The balance of the Company’s deposits consists of CDs, which equaled 64.07% of total deposits at June 30, 2025 compared to 48.15% of total deposits at December 31, 2023. URSB Bancorp’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $162.7 million at June 30, 2025 and $99.2 million or 60.93% of the CDs were scheduled to mature in one year or less. As of June 30, 2025, brokered CDs totaled $55.8 million or 34.29% of total CDs. At June 30, 2025, the aggregate amount of all uninsured deposits (deposits in excess of the FDIC limit of $250,000 per insured account) was $23.3 million.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk Additionally, the Company issued senior notes, in which most of the funds were down streamed into the Bank to increase regulatory capital. Borrowings totaled $49.9 million at June 30, 2025 and consisted of $43.1 million of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

FHLB advances and $6.8 million of senior notes. At June 30, 2025, the FHLB advances and senior notes had weighted average interest rates of 3.71% and 6.23%, respectively. The FHLB advances have laddered maturities through 2035 and the senior notes have tranches maturing in 2025, 2026 and 2027.

Subsidiary Activity

Upon completion of the conversion, the Bank will be the sole and wholly-owned subsidiary of USRB Bancorp.

United Roosevelt Savings Bank has one wholly-owned subsidiary: United Roosevelt Securities Corp. (the “Investment Corp.”). The Investment Corp. is a New Jersey investment company formed primarily to holding investment securities. As a securities corporation under New Jersey law, the income earned on the investment securities owned by Investment Corp is taxed at a lower state income tax rate than the state income tax rate applicable to United Roosevelt Savings Bank.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

URSB Bancorp serves north-central New Jersey through its main office, and one branch office, which are both located in Middlesex County. Middlesex County is part of the New York metropolitan area. Details regarding the Company’s office properties are set forth in Exhibit II-1.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. Middlesex County has a highly developed economy, with many of the communities within the county serving as commuter towns to and from New York City. The Middlesex County economy includes a relatively high concentration of highly skilled workers who are employed in a number of different industry clusters including healthcare, financial services, technology and education.

Future growth opportunities for Middlesex County depend on the national economy, the future growth and stability of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national economic trends. October 2024 manufacturing activity slowed to an index reading of 46.5, while service sector activity for October accelerated to an index reading of 56.0. The unemployment report for October showed the U.S. economy added only 12,000 jobs and the unemployment rate held steady at 4.1%. Retail sales for October were up 0.4%. A short-lived drop in mortgage rates contributed to a 3.4% increase in October existing home sales, which was counter to the 17.3% decline in October new home sales. Manufacturing activity contracted for an eighth straight month in November with an index reading of 48.4, while November serviced sector eased to an index reading of 52.1. The U.S. economy added 227,000 jobs in November and the November unemployment rate ticked up to 4.2%. Retail sales for November increased

RP® Financial, LC.	MARKET AREA
II.2

0.7%. Existing home sales increased for a second consecutive month in November with an increase of 4.5%, while November new home sales rose 5.9%. Manufacturing activity for December picked up slightly with an index reading of 49.3 and service sector activity for December accelerated to an index reading of 54.1. Stronger-than-expected job growth was recorded for December, as the U.S. economy added 256,000 jobs and the December unemployment rate fell to 4.1%. December existing home sales were up 2.2%, while existing home sales for 2024 in total were the lowest since 1995. New home sales for December increased 3.6%. Fourth quarter GDP increased at a 2.3% annual rate, which was less than expected.

For the first time in 26 months, manufacturing activity expanded in January 2025 with an index reading of 50.9. The pace of service sector activity for January slowed to an index reading of 52.8. Job growth slowed in January with the U.S. economy adding 143,000 jobs, while the January unemployment rate fell to 4.0%. Retail sales for January declined 0.9%. Existing and new home sales fell in January, with respective declines of 4.9% and 10.5%. Manufacturing activity for February slowed slightly with an index reading of 50.3%, while February service sector activity accelerated to an index reading of 53.5. The U.S. economy added 151,000 jobs in February and the February unemployment rate ticked up to 4.1%. Sales of existing and new homes for February showed respective increases of 4.2% and 1.8%. Following two months of expansion, manufacturing activity for March contracted with an index reading of 49.0. The pace of service sector activity also slowed in March to an index reading of 50.8. Job growth for March came in stronger-than-forecasted, as the U.S. economy added 228,000 jobs. The U.S. March unemployment rate ticked up to 4.2% Retail sales for March increased 1.4%, as shoppers stocked up on big ticket items before new tariffs started kicking in. March existing home sales dropped 5.9%, which was in contrast to a 7.4% increase in March new home sales. First quarter GDP contracted at a 0.2% annual rate, which was the first time in three years GDP contracted (subsequently revised downward to a 0.5% annualized rate of decline).

Manufacturing activity for April 2025 slowed to an index reading of 48.7, versus service sector activity for April accelerating to an index reading of 51.6. April unemployment data showed 177,000 jobs were added to the U.S. economy, while the unemployment rate held steady at 4.2%. Retail sales for April increased 0.1%. Existing home sales decreased 0.5% in April, as potential buyers faced mounting economic uncertainty and steep housing costs. Comparatively, April new home sales jumped 10,9%, as builders lowered prices to attract buyers. Manufacturing activity for May contracted to an index reading of 48.5 and May service sector activity contracted to an

RP® Financial, LC.	MARKET AREA
II.3

index reading of 49.9, which was the first contraction in service sector activity since June 2024. May’s employment report showed that the U.S. economy added 139,000 jobs and the unemployment rate held steady at 4.2%. A 0.9% decrease in May retail sales was more than expected. Existing and new home sales for May reflected a reversal in trends, with existing home sales increasing 0.8% and new home sales falling 13.7%. Manufacturing activity for June improved slightly with an index reading of 49.0%, while service sector activity for June slowed slightly with an index reading of 48.8. The U.S. economy added 147,000 jobs in June and the June unemployment rate decreased to 4.1%. June retail sales increased 0.6%, which was above expectations. Existing home sales fell 2.7% in June, as higher home prices and mortgage rates above 6.5% weighed on sales. New home sales edged up 0.6% in June, which was less than expected. GDP for the second quarter increased at a 3.0% annual rate.

Job growth slowed in July 2025, as the U.S. economy added 73,000 jobs in July and the July unemployment rate increased to 4.2%. Manufacturing activity contracted for a fifth straight month in July with an index reading of 48.0, while service sector activity for July slowed to an index reading of 50.1.

In terms of interest rates trends over the past few quarters, an upward trend in long-term Treasury yields continued through early-October 2024, with the 10-year Treasury yield moving above 4.0% as September’s employment report showed stronger-than-expected job growth. A 2.4% increase in September’s CPI, which indicated a slight easing in inflation, translated into long-term Treasury yields stabilizing through mid-October. Long-term Treasury yields resumed an upward trend in the second half of October and through the early-November election results. The Federal Reserve concluded its November policy meeting approving a quarter-point rate cut on November 7th, but signaled a little more uncertainty over how quickly it would continue to lower rates. After long-term Treasury yields initially eased lower following the rate cut, the 10-year Treasury yield moved back above 4.4% in mid-November as the 2.6% increase in October’s CPI indicated that consumer prices edged up in October. Donald Trump’s pick for U.S. Treasury Secretary spurred a rally in Treasury bonds in late-November through the first week of December, with the 10-year Treasury yield dipping below 4.2% following the release of November’s employment report. November’s CPI showing an uptick in inflation and a stronger-than-expected increase in November retail sales translated into long-term Treasury yields trending higher through mid-December. Following the Federal Reserve’s December 18th quarter-point rate cut, the 10-year Treasury yield spiked above 4.5% and then stabilized at that level for the balance of 2024 as the Federal Reserve signaled a more cautious approach to future interest rate cuts.

RP® Financial, LC.	MARKET AREA
II.4

Long-term Treasury yields moved higher at the start of 2025, as better-than-expected economic data fanned fears that inflation would remain stubbornly high and reduced expectations of further rate cuts by the Federal Reserve. December’s CPI report showing core inflation slowed sparked a bond market rally, with the 10-year Treasury yield declining from a mid-January high of 4.80% to a late-January low of 4.52%. The Federal Reserve concluded its late-January meeting holding interest rates steady and indicated that it was in a monitoring phase on when to cut rates again. Going into the first week of February, long-term Treasury yields stabilized ahead of the release of January’s unemployment report and remained stable until spiking higher in mid-February which was triggered by a 3.0% increase in the January CPI. For the balance of February and into early-March, long-term Treasury yields trended lower with the 10-year Treasury yield declining from a mid-February high of 4.64% to an early-March low of 4.11% ahead of the release of February’s employment report. Following February’s employment report, long-term Treasury yields edged higher and then remained fairly stable through the end of March. Factors contributing to interest rates stabilizing included February’s CPI showing a cooling pace of inflation and the Federal Reserve concluding its mid-March meeting by holding interest rate steady and taking a wait and see approach on any further rate cuts.

Concerns that President Trump’s escalating trade war could push the U.S. economy into a recession fueled a bond market rally at the start of the second quarter of 2025, as the 10-year Treasury yield dipped below 4.0%. As the trade war with China escalated, long-term Treasury yields reversed course and moved higher heading into mid-April. Long-term Treasury yields edged lower in the second half of April, with the 10-year Treasury yield dropping to 4.17% at the end of April in reaction to the GDP for the first quarter showing a decline. April’s employment report showing stronger-than-expected job growth translated into long-term Treasury yields edging higher in early-May. The Federal Reserve’s early-May meeting concluded with no change in interest rates, along with a warning that tariffs were raising risks of higher unemployment and higher inflation. Following the Federal Reserve meeting, long-term Treasury yields moved higher through mid-May notwithstanding April’s CPI report showing inflation pressures eased. The 10-year Treasury yield rose above 4.5% going into the second half of May, as Treasury yields increased after Moody’s stripped the U.S. of its triple-A credit rating. After edging lower at the end of May, Treasury bonds rallied in early-June based on a weak report for service sector activity which boosted investor confidence that the Federal Reserve would cut interest rates in the coming months. Treasury yields spiked higher on news of a stronger-than-expected employment report for May, which was followed by a downward trend in long-term Treasury yield through the end of June. Factors contributing to the rally in Treasury bonds included the consumer price report for

RP® Financial, LC.	MARKET AREA
II.5

May showing tariffs did not cause prices to spiral up and the Federal Reserve holding interest rates steady at its mid-June meeting, while leaving the door open to cut interest rates in the second half of 2025.

Renewed trade tensions pushed Treasury yields higher at the start of the third quarter of 2025, reflecting concerns that the pending implementation of reciprocal tariffs would lead to higher inflation. An uptick in inflation as indicated by the 2.7% increase in the June CPI sustained the upward trend in long-term Treasury yields through mid-July. Some announced tariff deals with the U.S. and signs of progress with other trade partners provided for slightly lower interest rates in the second half of July. The Federal Reserve concluded its end of July meeting holding interest rates steady. Signs of a slowing economy, as reflected in the July reports for employment and service sector activity, translated into long-term Treasury yields declining in early-August. As of August 5, 2025, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 3.92% and 4.22%, respectively, versus comparable year ago yields of 4.34% and 3.78%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in July 2025, GDP was projected to increase 1.0% in 2025 and then increase to a 1.9% annual growth rate in 2026. The U.S. unemployment rate was forecasted to equal 4.5% in December 2025 and remain at 4.5% in June 2026. An average of 74,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate would equal 3.94% in December 2025 and then decrease to 3.48% in June 2026. On average, the economists forecasted that the 10-year Treasury yield would equal 4.31% in December 2025 and then decrease to 4.22% in June 2026.

The July 2025 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2025 existing home sales to increase by 2.0% from 2024 sales, while 2025 new home sales were forecasted to decrease by 0.3% from sales in 2024. The 2025 median sale prices for existing and new homes were forecasted to increase by 1.2% and decrease by 0.2%, respectively. Total mortgage production was forecasted to increase in 2025 to $2.021 trillion, compared to $1.779 trillion in 2024. The forecasted increase in 2025 originations was based on a 5.4% increase in purchase volume and a 35.2% increase in refinancing volume. Purchase mortgage originations were forecasted to total $1.357 trillion in 2025, versus refinancing volume totaling $664 billion. Housing starts for 2025 were projected to decrease by 1.0% to total 1.354 million.

RP® Financial, LC.	MARKET AREA
II.6

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the attributes of the Company’s market area. Demographic data for Middlesex County, as well as comparative data for New Jersey and the U.S., is provided in Table 2.1.

Middlesex County is the second largest county in New Jersey, with a 2025 population of 867,000. From 2020 to 2025, Middlesex County’s population increased at a 0.1% annual rate. Comparatively, over the past five years, annual population growth rates for New Jersey and the U.S. equaled 0.1% and 0.4%, respectively.

For the 2020 to 2025 period, Middlesex County experienced a 0.1% annual increase in households, versus comparative annual growth rates of 0.2% for New Jersey and 0.4% for the U.S. Projected five-year annual growth rates for Middlesex County show population and household growth accelerating to annual growth rates of 0.3%, which matched the comparable New Jersey projected growth rates. Comparatively, projected 5-year annual population and household growth rates for the U.S. both equaled 0.5%.

Income measures show that Middlesex County is a relatively affluent market, with median household and per capita income measures exceeding the comparable New Jersey and U.S. measures. Projected income growth rates for Middlesex County and New Jersey are lower than the comparable projected growth rates for the U.S. Household income distribution measures provide another indication of the relative affluence of Middlesex County, as Middlesex County maintains a relatively high percentage of households with incomes above $100,000 at 52.7% versus 49.7% for New Jersey and 39.3% for the U.S. Age distribution measures for Middlesex County are similar to the New Jersey and U.S. age distribution measures.

RP® Financial, LC.	MARKET AREA
II.7

Table 2.1

URSB Bancorp, Inc.

Summary Demographic/Economic Data

	Year			Growth Rate
	2020	2025	2030	2020-2025	2025-2030
				(%)	(%)
Population (000)
USA	331,449	337,644	345,736	0.4%	0.5%
New Jersey	9,289	9,330	9,473	0.1%	0.3%
Middlesex, NJ	863	867	880	0.1%	0.3%

Households (000)
USA	126,818	129,687	133,187	0.4%	0.5%
New Jersey	3,426	3,454	3,514	0.2%	0.3%
Middlesex, NJ	301	302	307	0.1%	0.3%

Median Household Income ($)
USA	NA	78,770	85,719	NA	1.7%
New Jersey	NA	99,357	106,274	NA	1.4%
Middlesex, NJ	NA	106,408	112,767	NA	1.2%

Per Capita Income ($)
USA	NA	44,561	48,539	NA	1.7%
New Jersey	NA	54,341	57,968	NA	1.3%
Middlesex, NJ	NA	52,172	55,361	NA	1.2%

2025 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	17.3	26.5	25.2	18.1	12.8
New Jersey	17.2	25.1	25.7	19.2	12.8
Middlesex, NJ	16.8	26.0	26.8	18.4	11.9

	Less Than	$25,000 to	$50,000 to
2025 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	15.1	17.3	28.2	39.3
New Jersey	12.1	13.6	24.6	49.7
Middlesex, NJ	10.9	11.8	24.6	52.7

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA
II.8

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services followed by education/healthcare/social services are the largest and second largest employment sectors in Middlesex County, while services are a slightly larger employment sector than education/healthcare/social services for the state of New Jersey. Wholesale/retail trade was the third largest employment sector for Middlesex County and New Jersey. Other noteworthy employment sectors for Middlesex County include manufacturing, finance/insurance/real estate and transportation/utility. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.

Table 2.2

URSB Bancorp, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)

		Middlesex
Employment Sector	New Jersey	County
	(%)	(%)
Services	25.6%	24.3%
Education,Healthcare, Soc. Serv.	24.1%	23.6%
Government	4.5%	4.5%
Wholesale/Retail Trade	13.5%	13.8%
Finance/Insurance/Real Estate	8.6%	8.7%
Manufacturing	8.3%	9.9%
Construction	6.1%	4.6%
Information	2.5%	2.4%
Transportation/Utility	6.5%	8.2%
Agriculture	0.2%	0.1%
	100.0%	100.0%

Source: S&P Global Market Intelligence.

Table 2.3, which lists the largest employers in Middlesex County, further reveals the economic makeup of the Company’s market area. A number of Fortune 500 companies maintain a presence in Middlesex County, with jobs in the healthcare, retail and biopharmaceutical industries constituting some of the largest sources of employment for Middlesex County. Overall, Middlesex County has a highly developed and diversified economy, which facilitates growth opportunities in a highly competitive environment for providers of financial services.

RP® Financial, LC.	MARKET AREA
II.9

Table 2.3

URSB Bancorp, Inc.

Major Employers in Middlesex County

Company/Institution	Employees	Industry
Robert Wood Johnson University Hospital	5,000-5,249	Healthcare
Novo Nordisk	4,500-4,579	Biopharmaceutical
Wakefern Food Corp.	3,500-3,749	Grocery Retail
J.F.K. Medical Center	3,000-3,369	Healthcare
Bristol-Myers Squibb	3,000-3,249	Biopharmaceutical
St. Peter's Healthcare System	2,750-2,999	Healthcare
Silverline Building Products	2,250-2,299	Building Products
Johnson & Johnson	2,000-2,249	Pharmaceuticals/Medical Devices/Consumer Health
Raritan Bay Medical Center	2,000-2,249	Healthcare
Home Depot	1,750-1,999	Home Improvement Retail
United Parcel Service	1,750-1,999	Transportation & Logistics

Source:  Edison Chamber of Commerce (www.edisonchamber.com).

Unemployment Trends

Comparative unemployment rates for Middlesex County, the U.S. and New Jersey are shown in Table 2.4. The unemployment data indicates that Middlesex County’s June 2025 unemployment rate of 5.4% was above the comparable New Jersey and U.S. unemployment rates of 5.2% and 4.4%, respectively. Consistent with the U.S., the June 2025 unemployment rates for Middlesex County and New Jersey were higher compared to a year ago.

Table 2.4

URSB Bancorp, Inc.

Unemployment Trends

	Unemployment Rate
Region	June 2024	June 2025	Change
USA	4.3%	4.4%	0.1%
New Jersey	4.7%	5.2%	0.5%
Middlesex, NJ	4.7%	5.4%	0.7%

Source:  S&P Global Market Intelligence.

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is closely tied to the economic fortunes of north-central New Jersey and, in particular, the markets that are in close proximity to URSB Bancorp’s branches. Table 2.5 displays deposit market trends from June 30, 2019 through June 30, 2024 for URSB Bancorp, as well as for all commercial bank and savings institution branches located in

RP® Financial, LC.	MARKET AREA
II.10

Middlesex County and New Jersey. Commercial banks maintained a significantly larger market share of deposits than savings institutions in Middlesex County, as well as in New Jersey. For the five year period covered in Table 2.5, savings institutions experienced a decline in deposit market share in both Middlesex County and New Jersey. Overall, from June 30, 2019 through June 30, 2024, total deposits in Middlesex County and New Jersey increased at annual rates of 6.0% and 4.7%, respectively.

Table 2.5

URSB Bancorp, Inc.

Deposit Summary

	As of June 30,
	2019			2024			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2019-2024

	(Dollars in Millions)						(%)
New Jersey	$342,875	100.0%	2,812	$431,462	100.0%	2,330	4.7%
Commercial Banks	$287,260	83.8%	2,237	$380,883	88.3%	1,861	5.8%
Savings Institutions	$55,615	16.2%	575	$50,580	11.7%	469	-1.9%

Middlesex, NJ	$35,927	100.0%	251	$48,159	100.0%	218	6.0%
Commercial Banks	$30,037	83.6%	183	$41,534	86.2%	166	6.7%
Savings Institutions	$5,891	16.4%	68	$6,625	13.8%	52	2.4%
URSB Bancorp, Inc.	$113	0.3%	1	$251	0.5%	2	17.4%

Source: S&P Global Market Intelligence.

Based on June 30, 2024 deposit data, URSB Bancorp’s $251 million of deposits provided for a 0.5% market share of bank and thrift deposits in Middlesex County. From June 30, 2019 through June 30, 2024, the Company’s deposits increased at a 17.4% annual rate and its deposit market share increased from 0.3% to 0.5%. The increase in the Company’s deposit market share was in part facilitated by the opening of a second branch during the five year period.

As implied by the Company’s very low market share of deposits, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are significantly larger and more diversified institutions, which have greater resources than maintained by URSB Bancorp. Financial institution competitors in the Company’s primary market area include several super regional and money center banks. There is a total of 40 banking institutions operating in Middlesex County, with URSB Bancorp holding the 20th largest market share of deposits. Table 2.6 lists the Company’s largest competitors in Middlesex County, based on deposit market share.

RP® Financial, LC.	MARKET AREA
II.11

Table 2.6

URSB Bancorp, Inc.

Market Area Deposit Competitors

As of June 30, 2024

Location	Name	Market Share	Rank
Middlesex County	Bank of America Corporation (NC)	11.70%
	Wells Fargo & Co. (CA)	8.72%
	The Toronto-Dominion Bank	7.85%
	JPMorgan Chase & Co. (NY)	7.47%
	Provident Financial Services (NJ)	7.28%
	United Roosevelt MHC (NJ)	0.52%	20 out of 40

Source:  S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of URSB Bancorp’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of URSB Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to URSB Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 39 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since URSB Bancorp will be a full public company upon completion of the offering, we considered only full public companies to be

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of URSB Bancorp. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

o	Screen #1 Mid-Atlantic and New England institutions with assets less than $1.2 billion, tangible equity-to-assets ratios of greater than 7.5% and positive reported and/or core earnings. Four companies met the criteria for Screen #1 and three were included in the Peer Group: BV Financial, Inc. of Maryland, Magyar Bancorp, Inc. of New Jersey and SR Bancorp, Inc. of New Jersey. PB Bankshares, Inc. of Pennsylvania met the selection criteria, but was excluded as the result of being the target of an announced acquisition. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic and New England thrifts.

o	Screen #2 Midwest, Southeast and Southwest institutions with assets less than $1.2 billion, tangible equity-to-assets ratios of greater than 7.5% and positive reported and/or core earnings. Seven companies met the criteria for Screen #2 and all seven were included in the Peer Group: Affinity Bancshares, Inc. of Georgia, Catalyst Bancorp, Inc. of Louisiana, Central Plains Bancshares, Inc. of Nebraska, Fifth District Bancorp, Inc. of Louisiana, Home Federal Bancorp, Inc. of Louisiana, IF Bancorp, Inc. of Illinois and Texas Community Bancshares, Inc. of Texas. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest, Southeast and Southwest thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and URSB Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of URSB Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to URSB Bancorp’s characteristics is detailed below.

o	Affinity Bancshares, Inc. of Georgia. Comparable due to similar size of branch network, similar interest-earning asset composition, similar concentration of deposits funding assets, similar impact of credit loss provisions on earnings, limited earnings contribution from sources of non-interest operating income and similar degree of commercial business lending diversification.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of June 30, 2025 or the Most Recent Date Available

											As of
											August 5, 2025
						Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets		Offices	Mth End	Date	Price	Value
						($Mil)					($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$934		3	Dec	4/27/2017	$18.76	$118
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$908		14	Dec	1/12/2005	$15.19	$161
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$274		6	Dec	10/12/2021	$12.40	$52
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$509	(1)	9	Mar	10/19/2023	$15.25	$60
FDSB	Fifth District Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$531	(1)	7	Dec	7/31/2024	$13.18	$73
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$609		11	Jun	1/18/2005	$13.10	$39
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$879	(1)	8	Jun	7/7/2011	$24.87	$80
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$987		7	Sep	1/23/2006	$17.18	$111
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,083		14	Jun	9/19/2023	$14.03	$125
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$444		7	Dec	7/14/2021	$15.80	$45

(1)  As of March 31, 2025.

Source:  S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

o	BV Financial, Inc. of Maryland. Comparable due to similar concentration of loans as a percent of assets, similar impact of credit loss provisions on earnings and limited earnings contribution from sources of non-interest operating income.

o	Catalyst Bancorp, Inc. of Louisiana. Comparable due to similar asset size and similar combined concentration of mortgage-backed securities and 1-4 family loans as a percent of assets.

o	Central Plains Bancshares, Inc. of Nebraska. Comparable due to similar interest-earning asset composition, similar concentration of deposits funding assets, similar impact of credit loss provisions on earnings and relatively low ratio of non-performing assets as a percent of assets.

o	Fifth District Bancorp, Inc. of Louisiana. Comparable due to similar concentration of deposits funding assets, limited earnings contribution from sources of non-interest operating income, similar operating expense to average assets ratio and relatively low ratio of non-performing assets as a percent of assets.

o	Home Federal Bancorp, Inc. of Louisiana. Comparable due to similar interest-earning asset composition, similar concentration of 1-4 family loans as a percent of assets and similar degree of commercial real estate lending diversification.

o	IF Bancorp, Inc. of Illinois. Comparable due to similar concentrations of deposits and borrowings funding assets, similar operating expense to average assets ratio, similar combined concentration of mortgage-backed securities and 1-4 family loans as a percent of assets, similar degree of commercial real estate lending diversification and relatively low ratio of non-performing assets as percent of assets.

o	Magyar Bancorp, Inc. of New Jersey. Comparable due to overlapping New Jersey market area, similar concentration of loans as a percent of assets, similar concentration of deposits funding assets, limited earnings contribution from sources of non-interest operating income, relatively low operating expense to average assets ratio and similar ratio of non-performing assets as a percent of assets.

o	SR Bancorp, Inc. of New Jersey. Comparable due to overlapping New Jersey market area, similar concentration of deposits funding assets, limited earnings contribution from sources of non-interest operating income, similar concentration of 1-4 family loans as a percent of assets and relatively low ratio of non-performing assets as a percent of assets.

o	Texas Community Bancshares, Inc. of Texas. Comparable due to similar asset size, similar concentrations of deposits and borrowings funding assets, similar impact of credit loss provisions on earnings, similar concentration of 1-4 family loans as a percent of assets and similar degree of commercial real estate lending diversification.

In aggregate, the Peer Group companies maintained a higher level of tangible equity than the industry average (15.77% of assets versus 13.15% for all public companies), generated higher earnings as a percent of average assets (0.68% core ROAA versus 0.48% for all public companies) and earned a higher ROE (4.90% core ROE versus 3.09% for all public companies). Overall, the Peer Group's average P/TB ratio and average core P/E multiple were lower and higher than the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

	All
	Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$6,608	$716
Market capitalization ($Mil)	$623	$86
Tangible equity/assets (%)	13.15%	15.77%
Core return on average assets (%)	0.48	0.68
Core return on average equity (%)	3.09	4.90

	All
	Publicly-Traded		Peer Group
Pricing Ratios (Averages)(1)
Core price/earnings (x)	15.46	x	18.03	x
Price/tangible book (%)	97.14%		84.22%
Price/assets (%)	11.10		12.40

(1)  Based on market prices as of August 5, 2025.

Ideally, the Peer Group companies would be comparable to URSB Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to URSB Bancorp, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for URSB Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group's ratios reflect balances as of June 30, 2025, unless as footnoted otherwise for the Peer Group companies. URSB Bancorp’s equity-to-assets ratio of 5.78% was well below the Peer Group's average net worth ratio of 16.44%. The Company’s pro forma capital position will increase with the addition of stock proceeds, although the Company’s equity-to-assets ratio will remain below the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 5.78% and 15.77%, respectively. The increase in URSB Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both URSB Bancorp’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2025

				Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
				Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
				Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
URSB Bancorp, Inc.			NJ
June 30, 2025				3.90%	11.83%	1.78%	80.25%	78.09%	13.26%	2.08%	5.78%	0.00%	5.78%	9.98%	2.42%	11.46%	9.47%	40.83%	3.70%	3.70%	7.90%	11.90%	12.70%

All Non-MHC Public Thrifts
Averages				5.45%	13.16%	1.69%	75.51%	75.36%	9.08%	0.35%	13.93%	0.90%	13.15%	1.41%	-0.97%	3.97%	5.35%	-11.41%	2.65%	2.70%	10.97%	14.68%	16.18%
Medians				4.30%	14.12%	1.39%	76.46%	75.91%	7.00%	0.00%	11.84%	0.04%	11.01%	1.24%	0.27%	3.24%	4.82%	-11.14%	2.49%	2.52%	10.72%	14.07%	15.55%

Comparable Group
Averages				5.81%	14.10%	2.16%	74.12%	78.04%	4.36%	0.00%	16.44%	0.68%	15.77%	2.17%	-5.04%	5.76%	3.09%	-19.45%	8.60%	8.71%	14.97%	23.77%	24.86%
Medians				5.65%	14.57%	1.91%	74.76%	77.96%	3.59%	0.00%	14.84%	0.03%	13.59%	2.91%	-10.76%	6.49%	3.40%	-19.47%	3.33%	3.95%	12.54%	16.64%	17.89%

Comparable Group
AFBI	Affinity Bancshares, Inc.		GA	9.60%	7.64%	1.79%	77.38%	80.25%	5.78%	0.00%	13.29%	1.94%	11.35%	6.89%	17.18%	5.62%	8.65%	4.17%	-0.77%	-0.72%	10.55%	11.66%	12.79%
BVFL	BV Financial, Inc.		MD	6.20%	4.65%	2.23%	81.73%	72.54%	3.85%	0.00%	21.80%	1.67%	20.13%	1.24%	-26.70%	7.00%	2.90%	-2.55%	-3.64%	-3.84%	19.75%	24.45%	25.70%
CLST	Catalyst Bancorp, Inc.		LA	14.63%	16.46%	5.38%	60.32%	66.55%	3.52%	0.00%	29.51%	0.00%	29.51%	-7.30%	-29.40%	9.33%	1.19%	-68.12%	-0.26%	-0.26%	27.56%	43.72%	44.98%
CPBI	Central Plains Bancshares, Inc.	(2)	NE	5.64%	11.83%	0.20%	77.99%	81.82%	0.05%	0.00%	16.38%	0.00%	16.38%	9.80%	22.26%	5.97%	10.94%	-19.47%	6.46%	6.46%	13.76%	16.64%	17.89%
FDSB	Fifth District Bancorp, Inc.	(2)	LA	5.67%	18.29%	2.03%	70.85%	74.26%	0.00%	0.00%	23.96%	0.00%	23.96%	9.35%	39.39%	2.97%	-1.50%	0.00%	65.34%	65.34%	21.00%	41.68%	42.31%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	2.85%	15.79%	1.14%	75.89%	89.63%	0.66%	0.00%	9.06%	0.64%	8.42%	-4.40%	-13.23%	-2.12%	-4.83%	-49.12%	4.55%	5.53%	9.40%	13.57%	14.64%
IROQ	IF Bancorp, Inc.	(2)	IL	1.04%	21.65%	1.73%	72.59%	77.80%	11.93%	0.00%	8.98%	0.00%	8.98%	-2.86%	-8.28%	-0.80%	0.32%	-24.79%	9.06%	9.06%	10.04%	NA	NA
MGYR	Magyar Bancorp, Inc.		NJ	0.72%	9.51%	2.09%	84.65%	83.04%	3.65%	0.00%	11.78%	0.04%	11.74%	4.57%	-30.74%	11.21%	3.90%	15.72%	6.68%	6.44%	10.97%	14.64%	15.71%
SRBK	SR Bancorp, Inc.		NJ	5.34%	13.34%	3.52%	73.62%	78.12%	3.07%	0.00%	17.76%	2.47%	15.30%	6.09%	-0.51%	8.95%	4.82%	NM	-3.56%	-3.30%	15.38%	NA	NA
TCBS	Texas Community Bancshares, Inc.		TX	6.44%	21.80%	1.45%	66.21%	76.38%	11.09%	0.00%	11.91%	0.01%	11.89%	-1.66%	-20.38%	9.43%	4.50%	-30.86%	2.11%	2.38%	11.32%	NA	NA

(1)  Includes loans held for sale.

(2)  As of March 31, 2025.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the largest concentration of interest-earning assets for both URSB Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 80.25% was higher than the comparable Peer Group ratio of 74.12%. Comparatively, the Company’s cash and investments-to-assets ratio of 15.73% was lower than the comparable Peer Group ratio of 19.91%. Overall, URSB Bancorp’s interest-earning assets amounted to 95.98% of assets, which exceeded the comparable Peer Group ratio of 94.03%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 2.16% of assets and goodwill/intangibles equal to 0.68% of assets, while the Company maintained BOLI equal to 1.78% of assets and a zero balance of goodwill/intangibles.

URSB Bancorp’s funding liabilities reflected a funding composition that was somewhat similar to that of the Peer Group's funding composition. The Company’s deposits equaled 78.09% of assets, which approximated the Peer Group’s ratio of 78.04%. Comparatively, the Company maintained a higher level of borrowings than the Peer Group, based on borrowings-to-assets ratios of 15.34% and 4.36% for the Company and the Peer Group, respectively. Total deposits and borrowings maintained by the Company and the Peer Group, as a percent of assets, equaled 93.43% and 82.40%, respectively.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 102.73% and 114.11%, respectively. The additional capital realized from stock proceeds will provide URSB Bancorp with an IEA/IBL ratio that will be more comparable to the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. URSB Bancorp’s growth rates are annualized growth rates for the eighteen months ended June 30, 2025, while the Peer Group’s growth rates are based on annual growth for the twelve months ended June 30, 2025 or the twelve months ended March 31, 2025. URSB Bancorp recorded a 9.98% increase in assets, versus asset growth of 2.17% recorded by the Peer Group. Asset growth for URSB Bancorp was driven by an 11.46% increase in loans, which was supplemented with a 2.42% increase in cash and investments. Asset growth for the Peer Group was driven by a 5.76% increase in loans, which was in part funded by a 5.04% reduction in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Asset growth for the Company was funded by a 9.47% increase in deposits and a 40.83% increase in borrowings. Comparatively, asset growth for the Peer Group was primarily funded through deposit growth of 3.09%, which also funded a 19.45% reduction in borrowings. The Company’s tangible capital increased 3.70%, which was less than the Peer Group’s tangible growth rate of 8.71%. The Peer Group’s comparatively high tangible capital growth rate was in a large part attributable to the high capital growth rate posted by Fifth District Bancorp, Inc. which reflects the impact of the capital raised in its standard conversion offering that was completed during the twelve month period. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additionally, implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2025 or the twelve months ended March 31, 2025 as footnoted for the Peer Group companies. URSB Bancorp and the Peer Group recorded net income to average assets ratios of 0.16% and 0.64%, respectively. Higher ratios of net interest income and non-interest operating income, and lower ratios for non-operating losses, credit loss provisions and effective tax rate represented earnings advantages for the Peer Group, while a lower ratio of operating expenses was an earnings advantages for the Company.

The Peer Group’s higher net interest income to average assets ratio was realized through a lower interest expense ratio, which was partially offset by the Company’s higher interest income ratio. A lower cost of interest-bearing liabilities (2.66% versus 2.86% for the Company) and a lower concentration of interest-bearing liabilities as a percent of assets facilitated the Peer Group’s lower interest expense ratio. Comparatively, the Company’s higher interest income ratio was facilitated by a higher concentration of assets maintained in interest-earning assets, which was partially offset by the Peer Group’s higher yield earned on interest-earning assets (5.25% versus 5.15% for the Company). Overall, URSB Bancorp and the Peer Group reported net interest income to average assets ratios of 2.44% and 3.05%, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2025 or the Most Recent 12 Months Available

					Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
								Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
				Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
				Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
				(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
URSB Bancorp, Inc.			NJ
June 30, 2025				0.16%	5.07%	2.63%	2.44%	0.07%	2.37%	0.00%	0.10%	2.22%	-0.04%	0.00%	0.05%	5.15%	2.86%	2.29%	$11,217	22.66%

All Non-MHC Public Thrifts
Averages				0.49%	5.04%	2.13%	2.91%	0.08%	2.79%	0.08%	0.40%	2.70%	0.02%	0.00%	0.19%	5.31%	2.99%	2.39%	$11,008	23.63%
Medians				0.55%	4.95%	2.14%	2.72%	0.04%	2.60%	0.01%	0.29%	2.47%	0.00%	0.00%	0.16%	5.12%	2.91%	2.20%	$8,566	24.07%

Comparable Group
Averages				0.64%	4.97%	1.92%	3.05%	0.01%	3.04%	0.03%	0.35%	2.57%	-0.02%	0.00%	0.19%	5.25%	2.66%	2.59%	$8,344	16.13%
Medians				0.69%	5.10%	1.85%	3.06%	0.03%	3.06%	0.00%	0.30%	2.59%	0.00%	0.00%	0.16%	5.37%	2.65%	2.57%	$8,426	20.40%

Comparable Group
AFBI	Affinity Bancshares, Inc.		GA	0.79%	5.53%	2.18%	3.35%	0.04%	3.31%	0.00%	0.24%	2.46%	-0.08%	0.00%	0.23%	5.84%	3.26%	2.58%	$10,854	22.61%
BVFL	BV Financial, Inc.		MD	1.19%	5.35%	1.34%	4.01%	0.04%	3.96%	0.00%	0.29%	2.62%	0.00%	0.00%	0.44%	5.77%	1.99%	3.78%	$8,387	27.25%
CLST	Catalyst Bancorp, Inc.		LA	0.80%	5.13%	1.53%	3.60%	0.16%	3.44%	0.00%	0.50%	3.16%	0.17%	0.00%	0.18%	5.51%	2.50%	3.01%	$5,474	18.66%
CPBI	Central Plains Bancshares, Inc.	(2)	NE	0.76%	5.13%	1.70%	3.42%	0.04%	3.38%	0.04%	0.50%	2.98%	0.00%	0.00%	0.18%	5.34%	2.57%	2.77%	$7,481	19.21%
FDSB	Fifth District Bancorp, Inc.	(2)	LA	0.03%	3.91%	1.79%	2.12%	-0.19%	2.31%	0.00%	0.19%	2.26%	-0.24%	0.00%	-0.01%	4.10%	2.22%	1.88%	$8,047	-37.50%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	0.63%	4.92%	1.90%	3.02%	-0.02%	3.04%	0.06%	0.31%	2.65%	0.00%	0.00%	0.12%	5.28%	2.73%	2.55%	$8,465	16.46%
IROQ	IF Bancorp, Inc.	(2)	IL	0.37%	4.87%	2.67%	2.20%	-0.06%	2.26%	0.03%	0.54%	2.33%	-0.01%	0.00%	0.13%	5.07%	3.18%	1.89%	$8,535	26.06%
MGYR	Magyar Bancorp, Inc.		NJ	0.99%	5.40%	2.30%	3.10%	0.02%	3.07%	0.11%	0.22%	1.99%	-0.01%	0.00%	0.46%	5.62%	3.11%	2.51%	$10,280	31.49%
SRBK	SR Bancorp, Inc.		NJ	0.35%	4.38%	1.58%	2.79%	0.00%	2.80%	0.00%	0.20%	2.56%	0.00%	0.00%	0.10%	4.59%	2.24%	2.35%	$9,025	21.58%
TCBS	Texas Community Bancshares, Inc.		TX	0.53%	5.07%	2.16%	2.91%	0.09%	2.82%	0.00%	0.47%	2.68%	0.01%	0.00%	0.10%	5.39%	2.80%	2.59%	$6,894	15.51%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2)  For the twelve months ended March 31, 2025.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.22% and 2.57%, respectively. The Company’s lower operating expense ratio was consistent with its comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $11.217 million for the Company, versus $8.344 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were less favorable than the Peer Group’s earnings. Expense coverage ratios for URSB Bancorp and the Peer Group equaled 1.10x and 1.19x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.10% and 0.38% of URSB Bancorp’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group's earnings, URSB Bancorp’s efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 87.40% was less favorable than the Peer Group's efficiency ratio of 74.93%.

Credit loss provisions had a slightly larger impact on the Company’s earnings, as credit loss provisions established by the Company and the Peer Group equaled 0.07% and 0.01% of average assets, respectively.

The Company recorded a net non-operating loss equal to 0.04% of average assets, versus a net non-operating loss equal to 0.02% of average assets for the Peer Group. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, and, thus, are not considered to be part of an institution’s core earnings. Extraordinary items were not a factor in either the Company’s or the Peer Group's earnings.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

The Company recorded an effective tax rate of 22.66% compared to an effective tax rate of 16.13% for the Peer Group. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 28.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). In comparison to the Peer Group, the Company’s loan portfolio composition reflected a similar combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities (41.09% of assets versus 41.39% for the Peer Group), as the Company maintained a higher concentration of 1-4 family loans which was offset by the Peer Group’s higher concentration of mortgage-backed securities. Loan servicing intangibles constituted a more significant balance sheet item for the Peer Group, equal to an average of $168,000 for the Peer Group compared to a zero balance for the Company.

Diversification into higher risk and higher yielding types of lending was similar for the Company and the Peer Group. The Peer Group’s loan portfolio composition reflected higher concentrations of commercial real estate loans (23.44% of assets versus 19.31% of assets for the Company), multi-family loans (6.17% of assets versus 5.98% of assets for the Company) and construction/land loans (5.74% of assets versus 1.21% of assets for the Company), while the Company maintained higher concentrations of commercial business loans (14.38% of assets versus 4.58% of assets for the Peer Group) and consumer loans (2.68% of assets versus 2.12% of assets for the Peer Group). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 43.56% and 42.05% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset composition provided for a slightly lower risk weighted assets-to-assets ratio of 67.41% compared to 72.91% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, URSB Bancorp’s interest rate risk characteristics implied a higher degree of interest rate risk exposure relative to the comparable measures for the Peer Group. In particular, the Company’s tangible equity-to-assets ratio and IEA/IBL ratios were lower than the respective Peer Group ratios, which were

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of June 30, 2025

				Portfolio Composition as a Percent of Assets
					1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
				MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
				(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
URSB Bancorp, Inc.			NJ
June 30, 2025				4.22%	36.87%	1.21%	5.98%	19.31%	14.38%	2.68%	67.41%	$0

All Non-MHC Public Thrifts
Averages				8.46%	25.44%	6.90%	13.97%	19.21%	6.92%	2.02%	78.97%	$1,564
Medians				7.20%	23.53%	3.50%	8.20%	15.17%	3.87%	0.20%	78.32%	$123

Comparable Group
Averages				10.91%	30.48%	5.74%	6.17%	23.44%	4.58%	2.12%	72.91%	$168
Medians				11.57%	28.91%	4.76%	3.57%	23.13%	2.77%	0.72%	78.25%	$0

Comparable Group
AFBI	Affinity Bancshares, Inc.		GA	1.82%	5.60%	7.67%	0.48%	34.23%	15.96%	13.29%	88.20%	$0
BVFL	BV Financial, Inc.		MD	1.83%	26.29%	3.96%	3.07%	43.90%	3.60%	1.77%	79.50%	$0
CLST	Catalyst Bancorp, Inc.		LA	9.24%	29.96%	11.70%	0.92%	8.07%	9.29%	0.71%	62.31%	$0
CPBI	Central Plains Bancshares, Inc.	(1)	NE	10.78%	23.98%	5.30%	8.21%	29.90%	0.00%	2.79%	82.85%	$0
FDSB	Fifth District Bancorp, Inc.	(1)	LA	16.09%	63.94%	2.73%	0.00%	0.40%	0.00%	0.74%	50.72%	$0
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	15.41%	32.78%	6.53%	4.06%	23.77%	0.00%	0.16%	68.57%	$0
IROQ	IF Bancorp, Inc.	(1)	IL	18.89%	21.21%	4.23%	14.10%	22.48%	10.68%	0.70%	NA	$1,452
MGYR	Magyar Bancorp, Inc.		NJ	6.43%	27.86%	2.62%	8.20%	44.67%	1.94%	0.17%	78.25%	$0
SRBK	SR Bancorp, Inc.		NJ	12.36%	40.87%	0.00%	20.31%	11.79%	0.00%	0.01%	NA	$0
TCBS	Texas Community Bancshares, Inc.		TX	16.24%	32.34%	12.68%	2.36%	15.17%	4.36%	0.82%	NA	$228

(1)  As of March 31, 2025.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of June 30, 2025 or the Most Recent Date Available

				Balance Sheet Measures
				Tangible Equity/	IEA/	Non-Earn. Assets/	Quarterly Change in Net Interest Income
				Assets	IBL	Assets	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024

				(%)	(%)	(%)	(change in net interest income is annualized in basis points)
URSB Bancorp, Inc.			NJ
June 30, 2025				5.8%	102.7%	4.0%	-8	16	-7	-15	11	-16

All Non-MHC Public Thrifts
Average				13.3%	111.0%	5.9%	8	5	-3	5	3	-8
Median				11.0%	114.4%	5.1%	7	4	2	5	3	-6

Comparable Group
Average				15.8%	114.8%	6.0%	7	0	0	9	16	-13
Median				13.6%	111.8%	5.4%	8	4	1	10	14	-10

Comparable Group
AFBI	Affinity Bancshares, Inc.		GA	11.4%	110.0%	5.4%	9	-10	4	-13	32	2
BVFL	BV Financial, Inc.		MD	20.1%	121.2%	7.4%	26	-27	-13	18	39	-35
CLST	Catalyst Bancorp, Inc.		LA	29.5%	130.4%	8.6%	12	-10	4	16	51	-5
CPBI	Central Plains Bancshares, Inc.	(1)	NE	16.4%	116.6%	4.5%	0	8	-3	2	1	8
FDSB	Fifth District Bancorp, Inc.	(1)	LA	24.0%	127.7%	5.2%	0	6	-3	33	16	NA
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	8.4%	104.7%	5.5%	17	11	14	9	3	-27
IROQ	IF Bancorp, Inc.	(1)	IL	9.0%	106.2%	4.7%	0	11	10	16	13	-10
MGYR	Magyar Bancorp, Inc.		NJ	11.7%	109.5%	5.1%	16	3	11	10	-10	-18
SRBK	SR Bancorp, Inc.		NJ	15.3%	113.7%	7.7%	7	-5	-18	-13	-1	-27
TCBS	Texas Community Bancshares, Inc.		TX	11.9%	108.0%	5.5%	-16	15	-2	10	17	-3

NA=Change is greater than 100 basis points during the quarter.

(1)  As of March 31, 2025.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

partially negated by the Company’s lower ratio of non-interest earning assets as a percent of assets. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for URSB Bancorp and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that a similar degree of interest rate risk was associated with the Company’s and the Peer Group’s net interest margins, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of URSB Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be slightly less than to the Peer Group’s implied credit risk exposure. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.29% and 0.36%, respectively, versus comparable measures of 0.57% and 0.70% for the Peer Group. These ratios include troubled debt restructurings that are in compliance with their modified terms. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 173.66% and 138.78%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.63% for the Company, versus 1.03% for the Peer Group. Net loan charge-offs were a larger factor for the Peer Group, as net loan charge-offs for the Peer Group equaled 0.04% of loans compared to zero net charge-offs for the Company.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.6
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of June 30, 2025

					NPAs &				Rsrves/
				REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
				Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)	Loans
				(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
URSB Bancorp, Inc.			NJ
June 30, 2025				0.00%	0.29%	0.36%	0.63%	173.66%	173.66%	$0	0.00%

All Non-MHC Public Thrifts
Averages				0.02%	0.57%	0.83%	0.98%	203.44%	250.62%	$24,549	0.12%
Medians				0.00%	0.26%	0.56%	0.97%	175.32%	234.27%	$185	0.02%

Comparable Group
Averages				0.06%	0.57%	0.70%	1.03%	138.78%	221.89%	$100	0.04%
Medians				0.02%	0.41%	0.45%	1.06%	158.88%	145.71%	$62	0.02%

Comparable Group
AFBI	Affinity Bancshares, Inc.		GA	0.00%	0.51%	0.66%	1.17%	178.42%	178.42%	$269	0.04%
BVFL	BV Financial, Inc.		MD	0.02%	0.62%	0.72%	1.22%	169.71%	164.91%	$-207	-0.03%
CLST	Catalyst Bancorp, Inc.		LA	0.03%	0.72%	0.98%	1.45%	148.05%	125.50%	$214	0.13%
CPBI	Central Plains Bancshares, Inc.	(4)	NE	0.01%	0.14%	0.10%	1.32%	NM	772.59%	$619	0.15%
FDSB	Fifth District Bancorp, Inc.	(4)	LA	0.01%	0.25%	0.33%	0.45%	133.99%	126.51%	$0	0.00%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	0.16%	0.63%	0.56%	0.96%	172.53%	117.35%	$-36	-0.01%
IROQ	IF Bancorp, Inc.	(4)	IL	0.02%	0.02%	0.00%	1.04%	NM	NM	$123	0.03%
MGYR	Magyar Bancorp, Inc.		NJ	0.22%	0.31%	0.07%	0.95%	NM	261.06%	$-112	-0.01%
SRBK	SR Bancorp, Inc.		NJ	0.00%	0.00%	0.00%	0.65%	NM	NM	$0	0.00%
TCBS	Texas Community Bancshares, Inc.		TX	0.10%	2.53%	3.62%	1.09%	29.99%	28.80%	$132	0.05%

(1)  NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.

(2)  NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.

(3)  Net loan chargeoffs are shown on a last twelve month basis.

(4)  As of March 31, 2025.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the FDIC and the Department specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approved guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in URSB Bancorp’s operations and financial condition; (2) monitor URSB Bancorp’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3)

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including URSB Bancorp’s value, or URSB Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.            Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

▪	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of cash and investments. The Company’s and the Peer Group’s loan portfolio compositions as a percent of assets reflected a similar degree of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a slightly lower yield earned on interest-earning assets. URSB Bancorp’s funding composition reflected a similar level of deposits and a higher level of borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. Overall, as a percent of assets, the Company maintained higher levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Peer Group. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio will be more comparable to the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

▪	Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were slightly lower than the comparable Peer Group ratios. The Company maintained a higher level of loss reserves as a percent of non-performing loans, while the Peer Group maintained a higher level of loss reserves as a percent of loans. Net loan charge-offs were a slightly larger factor for the Peer Group. Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

▪	Balance Sheet Liquidity. The Company maintained a lower level of cash and investment securities relative to the Peer Group (15.73% of assets versus 19.91% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be less than the Peer Group’s borrowing capacity, based on the Company’s current higher level of borrowings relative to the Peer Group’s level of borrowings. Overall, RP Financial concluded that balance sheet liquidity was a slightly negative factor in our adjustment for financial condition.

▪	Funding Liabilities. The Company’s interest-bearing funding composition reflected a similar level of deposits and a higher level of borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were higher for the Company. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets, but will continue to remain higher than the ratio of interest-bearing liabilities funding the Peer Group’s assets. Overall, RP Financial concluded that funding liabilities were a slightly negative factor in our adjustment for financial condition.

▪	Capital. The Company currently operates with a lower equity-to-assets ratio than the Peer Group. Following the stock offering, the difference between URSB Bancorp’s and the Peer Group’s equity-to-assets ratio will narrow, but URSB Bancorp’s pro forma capital position will remain lower than the Peer Group's equity-to-assets ratio. The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly negative factor in our adjustment for financial condition.

On balance, URSB Bancorp’s balance sheet strength was considered to be not as favorable as the Peer Group’s balance sheet strength and, thus, a slight downward adjustment was applied for the Company’s financial condition.

2.            Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪	Reported Earnings. The Company’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.16% versus 0.64% for the Peer Group). The Company maintained a more favorable ratio for operating expenses, while the Peer Group maintained more favorable ratios for net interest income, non-interest operating income, non-operating income, credit loss provisions and effective tax rate. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Company’s pro forma reported earnings were viewed as not as strong as the Peer Group’s earnings and, thus, RP Financial concluded that reported earnings were a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Core Earnings. Net interest income, operating expenses, non-interest operating income and credit loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. In these measures, the Company operated with a lower net interest income ratio, a lower operating expense ratio, a lower level of non-interest operating income and a higher level of credit loss provisions. The Company’s ratios for net interest income and operating expenses translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.10x versus 1.19X for the Peer Group). Likewise, the Company’s efficiency ratio of 87.40% was less favorable than the Peer Group’s efficiency ratio of 74.93%. Credit loss provisions had a slightly larger impact on the Company’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be less favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

▪	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group's net interest income to average assets ratios indicated a similar degree of volatility was associated with the Company’s and the Peer Group’s net interest margins. Other measures of interest rate risk, such as tangible equity/assets, IEA/IBL and non-interest earning assets/assets ratios were generally more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with tangible equity-to-assets and IEA/ILB ratios that will narrow the differences between the Company’s and the Peer Group’s ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Credit Risk. Credit loss provisions were a slightly larger factor in the Company’s earnings (0.07% of average assets versus 0.01% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans and exhibited a similar degree of lending diversification into higher risk types of loans as the Peer Group. Credit quality measures for non-performing assets, net loan charge-offs and loss reserves as a percent of non-performing loans implied lower credit risk for the Company, while the Peer Group maintained a higher level of reserves as a percent of loans. Overall, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Peer Group maintained a higher net interest income to average assets ratio than the Company, which would tend to facilitate the Peer Group continuing to maintain a stronger net interest margins going forward. Second, following the infusion of stock proceeds into the Company’s capital, the Company’s growth potential through leverage will remain less than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Company’s lower operating expense ratio were viewed as respective advantages for the Peer Group and the Company to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

▪	Return on Equity. Currently, the Company’s core ROE is lower than the Peer Group’s core ROE. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return on equity on a core earnings basis will continue to be less than the Peer Group’s return on equity ratio. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, URSB Bancorp’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.            Asset Growth

The Company recorded a 9.98% increase in assets, versus a 2.17% increase in assets recorded by the Peer Group. Asset growth for the Company was primarily driven by an increase in loans, which was supplemented with a lower growth rate in cash and investments. Likewise, the Peer Group’s asset growth was primarily sustained by loan growth, which was in part funded by a reduction in cash and investments. On a pro forma basis, the Company’s tangible equity-to-assets ratio will remain lower than the Peer Group's tangible equity-to-assets ratio, indicating a continuation of greater leverage capacity for the Peer Group. On balance, no adjustment was applied for asset growth.

4.            Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. URSB Bancorp serves north-central New Jersey through two full service branch locations. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by URSB Bancorp. The competitiveness of the market area is highlighted by the Company’s very low market share of deposits in Middlesex County.

With the exception of Magyar Bancorp of New Jersey, which is also headquartered in Middlesex County, and BV Financial, Inc. of Maryland, all of the Peer Group companies operate in markets with smaller populations compared to Middlesex County. Population growth for the primary market area counties served by the Peer Group companies reflect a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were, on average, slightly lower compared to Middlesex County’s 0.1% annual population growth rate during the past five years. Over the next five years, Middlesex County’s population growth is projected to remain higher than the Peer Group’s average projected population growth rate. Middlesex County has a higher per capita income compared to the Peer Group’s average per capita income and, on average, the Peer Group’s primary market area counties were similarly affluent markets within their respective states compared to Middlesex County’s per capita income as a percent of New Jersey’s per capita income (94.3% for the Peer Group versus 96.0% for Middlesex County). The average and median deposit market shares

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

maintained by the Peer Group companies were well above the Company’s market share of deposits in Middlesex County. Overall, the degree of competition faced by the Peer Group companies was viewed as less than faced by the Company, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be slightly less than the growth potential in the Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was lower than the unemployment rate reflected for Middlesex County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.

Table 4.1
Market Area Unemployment Rates
URSB Bancorp, Inc. and the Peer Group Companies(1)

	County	June 2025 Unemployment
URSB Bancorp - NJ	Middlesex	5.4%

Peer Group Average		4.8%

Affinity Bancshares, Inc. – GA	Newton	4.4%
BV Financial, Inc. – MD	Baltimore	3.7
Catalyst Bancorp, Inc. – LA	St. Landry	6.0
Central Plains Bancshares, Inc. – NE	Hall	4.8
Fifth District Bancorp, Inc. – LA	Orleans	5.7
Home Federal Bancorp, Inc. – LA	Caddo	5.2
IF Bancorp, Inc. - IL	Iroquois	3.7
Magyar Bancorp, Inc. – NJ	Middlesex	5.4
SR Bancorp, Inc. – NJ	Somerset	4.6
Texas Community Bancshares, Inc. -TX	Wood	4.6

(1)    Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.            Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Six out of the ten Peer Group companies show payment of cash dividends, with implied dividend yields ranging from 1.01% to 8.00%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.80% as of August 5, 2025. Comparatively, as of August 5, 2025, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.76%.

While the Company has not established a definitive dividend policy prior to converting, the Company’s dividend paying capacity is viewed to be less than Peer Group’s capacity to pay dividends, based on the Company’s lower pro forma capital as a percent of assets and lower pro forma core earnings return on average assets. On balance, we concluded that a slight downward adjustment was warranted for this factor.

6.            Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $39.4 million to $160.9 million as of August 5, 2025, with average and median market values of $86.5 million and $76.8 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 3.0 million to 10.6 million, with average and median shares outstanding of 5.8 million and 5.6 million, respectively. The Company’s stock offering is expected to provide for a pro forma market value and shares outstanding that will be less than the low end of Peer Group’s range of market values and shares outstanding. Following the conversion stock offering, the Company’s stock will be quoted on the OTCQB Marketplace. Overall, we anticipate that the Company’s stock will have a less liquid trading market than the Peer Group companies on average and, therefore, concluded that a slight downward adjustment was necessary for this factor.

7.            Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as URSB Bancorp: (1) the after-market for public companies, in which trading

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for bank and thrift franchises in New Jersey. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.            The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of August 5, 2025.

In terms of assessing general stock market conditions, the performance of the overall stock market has generally shown a positive trend in recent quarters. Stocks traded mixed at the start of the fourth quarter of 2024, as investors weighed the prospect of a widening war in the Middle East and higher oil prices against stronger-than-expected job growth reported for September. The Dow Jones Industrial Average (“DJIA”) and S&P 500 climbed to fresh record highs heading into mid-October, with some large banks starting the third quarter earnings season posting earnings that beat expectations. Mixed earnings reports pulled the DJIA and S&P 500 down off of record highs in the second half of October, while advances in tech shares led the NASDAQ to a record high close heading into late-October. Stocks closed out October trading lower, which was led by a downturn in tech shares as some big tech companies posted disappointing earnings. The weaker than expected jobs report for October translated into stock market gains at the start of November. A broad-based rally pushed stocks higher on Election Day, which was followed by Donald Trump’s election victory powering major U.S. stock indexes to record highs. Following the Federal Reserve’s November 7th rate cut, investor optimism of tax cuts and reduced regulation under a unified Republican government sustained the stock market rally heading into mid-November. The generally positive trend for stocks continued through the second half of November, with U.S. stocks posting their biggest monthly gains for 2024. A batch of better-than-expected earnings posted by some technology companies boosted all three

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

of the major U.S. stock indexes to record highs in early-December, which included the DJIA closing above 45000 for the first time. Following November’s employment report stocks traded mixed heading into mid-December, as the Dow retreated slightly while a rally in AI stocks led the NASDAQ to a record high close above the 20000 mark. Stocks plummeted following the Federal Reserve’s rate cut on December 18th, as investors reacted to the Federal Reserve’s statement signaling greater doubts about future interest rate cuts. A less-than-expected increase in a measure of inflation favored by the Federal Reserve sparked a stock market rally heading into the final trading days of 2024, which was followed by the major U.S. stock indexes declining in a year end selloff led by a pullback in technology stocks. Overall, the DJIA closed at 42544.22 on the last day of trading in 2024, an increase of 12.9% for 2024, while the S&P 500 and the NASDAQ Composite ended 2024 with respective increases of 23.3% and 28.6%.

The broader stock market was somewhat trendless at the start of 2025, which was followed by a sharp selloff with the release of the stronger-than-expected December jobs report dampening expectations of further interest rate cuts by the Federal Reserve. Stocks spiked higher in mid-January, as investors cheered December’s CPI report that indicated underlying price pressures were easing. A strong start to the fourth quarter earnings season and President Trump’s support for tax cuts and deregulation helped the DJIA and S&P post new highs for 2025 going into late-January. Technology shares plunged in late-January after the emergence of a Chinese company posed a new threat to the U.S. artificial industry, while the broader stock market closed out January trading in narrow range. Stocks edged lower at the start of February, after President Trump placed new tariffs on China and agreed to delay imposing tariffs on Mexico and Canada. Mixed earnings reports, January’s employment report showing lower than forecasted job growth, inflation data reigniting worries that interest rates might not come down and growing optimism for a resolution to the war in Ukraine translated into a largely trendless market for stocks through mid-February 2025, with the S&P 500 closing at a record high heading into the second half of February. Signs of a weakening economy provided for a two-day selloff in the broader stock market in the second half of February, which was followed by mixed market trends with technology shares underperforming the broader stock market. All three of the major U.S. stock indexes posted losses for the month of February. Trade tensions weighed on stocks at the start of March, as new U.S. tariffs placed on the U.S.’s top three trading partners sparked counter moves from China, Canada and Mexico. Global trade tensions sustained the stock market downturn going into mid-March, with the S&P 500 and NASDAQ sliding into correction territory amid concerns of inflation intensifying and

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

economic growth slowing as the result of the new tariffs. The threat of a U.S. government shutdown receding, the Federal Reserve’s outlook for slower growth following its decision to hold interest rate steady, an easing of planned tariff initiatives and some solid economic data contributed to a stock market rally heading into the second half of March. A turbulent first quarter for stocks concluded with worries about tariffs and the economy sending the S&P 500 and NASDAQ to their worst quarterly performances since 2022. The S&P 500 and the NASDAQ showed respective first quarter losses of 4.6% and 10.4% during the first quarter, while the DJIA posted a first quarter decline of 1.3%.

U.S. stocks plunged at the start of the second quarter of 2025, as the new tariffs unveiled by President Trump were more severe than expected and, in turn, ignited an escalating trade war with China. On April 9th, major U.S. stock indexes staged a historic rally after President Trump paused steep tariffs on most countries and signaled a willingness to negotiate on trade. Following the one-day rally, volatility prevailed in the broader stock market going into the second half of April amid uncertainty over U.S. trade policy and mounting tensions between the Trump administration and the Federal Reserve. A broader stock market selloff was followed by stocks surging higher in the last week of April, as stocks were buoyed by President Trump’s softer stance on the trade war with China and his statement that he didn’t plan to replace the Federal Reserve Chairman. April’s employment report showing better-than-expected job growth and more signs of a potential thaw between Washington and China extended the multi-day climb in the stock market at the beginning of May, with the DJIA and S&P 500 posting gains for nine consecutive sessions before declining on May 5th. A de-escalation in the U.S.-China trade war powered a stock market surge heading into mid-May 2025, as the U.S. and China agreed to slash tariffs for 90 days pending more negotiations. Stocks gyrated in the second half of May, based on varied reports regarding the progress of tariff negotiations with China and Europe. For the month of May overall, the broader stock market posted its best month since late-2023 with major U.S. stock indexes closing slightly above where they were at the beginning of 2025. Employment data showing better-than-expected job growth in May and signs of progress in the trade talks between the U.S. and China spurred a positive trend for stocks during the first 10 days of June. The outbreak of attacks between Israel and Iraq provided for a choppy market in mid-June, based on day-to-day fluctuations in investor sentiment on how quickly the conflict would de-escalate. Heading into the close of the second quarter, oil prices retreated and stocks rallied after Iran’s retaliation against the U.S. avoided striking critical infrastructure and a cease-fire between Israel and Iran appeared to take hold. Fueled by robust corporate earnings and

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

solid economic data, a volatile second quarter ended with the S&P 500 and NASDAQ closing at fresh highs.

Stocks traded unevenly at the start of the third quarter of 2025, as trade tensions moved to the forefront with President Trump setting an August 1 deadline for targeted nations to avoid the U.S. imposing reciprocal tariffs. NASDAQ closed at a record high in the second week of July, which was facilitated by Nividia becoming the first company to reach a market value of $4 trillion. New tariff threats and June’s CPI showing an acceleration of inflation pressured stocks lower in mid-July. The S&P 500 and the NASDAQ closed at record highs going into the second half of July, as upbeat earnings reports from some major companies lifted investors’ optimism that corporate earnings could weather uncertainty in the market regarding U.S. tariff negotiations. A U.S.-Japan tariff deal and signs of progress with other trade partners lifted stocks heading into the final week of July, with the S&P 500 and NASDAQ extending a run of record high closes into the last week of July. Stocks ended July closing lower and started August with a sharp one-day selloff, as investors reacted to July’s employment report showing lower-than-expected job growth and the signing of an executive order that would raise tariffs on many nations beginning on August 7th. The one-day selloff was followed by stocks rebounding to start the first full week of Augst, as worries about the economy gave way to growing optimism that the Federal Reserve would cut rates in September. On August 5, 2025, the DJIA closed at 44111.74, an increase of 13.1% from one year ago and an increase of 3.7% year-to-date, and the NASDAQ closed at 20916.55, an increase of 27.8% from one year ago and an increase of 8.3% year-to-date. The S&P 500 Index closed at 6299.19 on August 5, 2025, an increase of 20.2% from one year ago and an increase of 7.1% year-to-date.

The market for financial institution stocks has also experienced varied trends in recent quarters. After edging lower at the beginning of October 2024, strong job growth reflected in September’s employment report and better-than-expected third quarter earnings reported by some large banks served as a catalyst to financial shares trading higher through mid-October. As long-term Treasury yields trended higher, bank and thrift shares traded in a narrow range through the second half of October and then dipped slightly lower in early-November after October’s employment report showed meager job growth. Bank shares were among the strongest performers that led a post-election stock market rally on optimism that Donald Trump’s second term would lead to reduced regulation and a revival in deal making. Following the post-election rally, bank stocks traded in a narrow range over the next month, edging up slightly in late-November and then pulling back slightly in early-December.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

November’s CPI showing a slight uptick in inflation provided for a slight pullback in financial shares ahead of the Federal Reserve’s December meeting, which was followed by a sharp downturn in bank stocks after the Federal Reserve cast doubts on future rate cuts at the conclusion of its December policy meeting. Following the one-day selloff, bank shares edged higher in the final trading days of 2024. For 2024 overall, the S&P U.S. BMI Banks Index was up 30.0%.

Bank shares paralleled movements in the broader stock market during the first couple weeks of 2025, retreating when the December jobs report showed stronger-than-expected growth and then rallying in mid-January when the December CPI showed a slow down in core inflation. A slight upward trend in financial stocks was sustained going into the second half of January, as bank shares were buoyed by generally healthy fourth quarter earnings coming out of the banking sector. As the fourth quarter earnings season progressed, bank shares traded in a narrow range at the end of January and into early-February. Recession fears and worries about a trade war were noteworthy factors that contributed to a month’s long slide in bank stocks that extended into mid-March 2025. News of the U.S. government avoiding a shutdown, the Federal Reserve holding interest rates steady and some favorable economic data served as catalysts for bank shares following the broader stock market higher heading into the final two weeks of the first quarter. Worsening consumer sentiment, hotter-than-expected inflation and President Trump’s tariff announcements were factors that contributed to bank shares trading lower to close out the first quarter. For the first quarter overall, the S&P U.S. BMI Banks Index was down 2.07%.

Concerns that President Trump’s new tariff plan would result in an economic slowdown served as the basis for bank shares selling off at the beginning of the second quarter of 2025, with the large banks experiencing more significant declines. Bank shares participated in the broader stock market rally on April 9th and then gave back some of those gains heading into mid-April at the start of the second quarter earnings season. Easing trade tensions and first quarter earnings that generally met expectations provided for a generally positive trend in bank shares through the second half of April, with the favorable employment report for April helping to extend the advance in bank stocks into early-May. Positive developments in the U.S-China trade war translated into bank stocks advancing along with the broader stock market heading into mid-May 2025. The mid-May rally was followed by a pullback in interest rate sensitive issues, as a weak auction for 20-year Treasury bonds exacerbated worries about the rising U.S. debt. For the balance of May and into-early June, banks shares edged higher and continued to

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

advance going into the second week of June in consideration of May’s employment report showing favorable job growth and signs that the U.S. and China were making progress in their trade negotiations. The escalating conflict between Israel and Iran translated into bank shares retreating slightly in mid-June, which was followed by bank shares rebounding in late-June as markets were calmed by the cease-fire between Israel and Iran.

The positive trend in bank shares continued at the start of the third quarter of 2025, which was followed by a slight pullback in bank shares ahead of the start of the second quarter earnings season on news that inflation accelerated in June. Bank shares edged higher going into the second half of July, as second quarter earnings posted by some of the big banks were viewed as generally favorable. Announcements of some tariff deals getting done contributed to bank shares trading higher heading into late-July, which was followed by bank shares retreating at the start of ‘August pursuant to the employment report for July triggering concerns that the U.S. economy was beginning to weaken. Banks shares edged higher following the August 1 selloff, as investors weighed the growing likelihood that the Federal Reserve would cut interest rates in September against more signs that the economy was cooling. On August 5 2025, the S&P U.S. BMI Banks Index closed at 222.9, an increase of 32.4% from one year ago and an increase of 9.7% year-to-date.

B.            The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

As shown in Table 4.2, six standard conversion offerings, two second-step offerings and one mutual holding company offering have been completed during the past twelve months through August 5, 2025. The average closing pro forma price/tangible book ratio of the six standard conversion offerings completed during the past twelve months equaled 49.7%. On average, the six standard conversion offerings reflected price appreciation of 21.7% after the first week of trading. As of August 5, 2025, the six standard conversion offerings reflected a 23.1% increase in price on average from their IPO prices.

C.            The Acquisition Market

Also considered in the valuation was the potential impact on URSB Bancorp’s pro forma market value of recently completed and pending acquisitions of other thrifts and banks operating in New Jersey. As shown in Exhibit IV-4, there were five New Jersey bank and thrift acquisitions completed from the beginning of 2022 through August 5, 2025 and there are currently no acquisitions pending for a New Jersey financial institution. The recent acquisition activity involving New Jersey financial institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence URSB Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in URSB Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.            Management

URSB Bancorp’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of URSB

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

Table 4.2
Pricing Characteristics and After-Market Trends
Conversions Completed Twelve Months Ended August 5, 2025

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends

			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+ Merger Shares					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:

							Excluding Foundation					% of	Benefit Plans				Initial									First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	8/5/2025	Chg

			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Security Midwest Bancorp, Inc., IL	8/1/25	SBMW-OTCQB	$218	6.41%	0.40%	129%	$8.9	100%	89%	15.2%	N.A.	N.A.	7.0%	3.0%	10.0%	13.5%	0.00%	45.4%	9.0	x	4.0%	0.4%	8.8%	5.1%	$10.00	$11.40	14.0%	$11.50	15.0%	$11.50	15.0%	$11.50	15.0%
Avidia Bancorp, Inc., MA*	8/1/25	AVBC-NYSE	$2,707	6.87%	0.44%	184%	$191.8	100%	132%	3.0%	C/S	$1,000/4.48%	8.0%	4.0%	10.0%	3.4%	0.00%	59.5%	14.2	x	7.0%	0.5%	11.8%	4.1%	$10.00	$14.64	46.4%	$14.46	44.6%	$14.46	44.6%	$14.46	44.6%
Magnolia Bancorp, Inc., LA*	1/15/25	MGNO-OTCQB	$35	39.76%	0.11%	NM	$8.3	100%	115%	16.4%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	41.8%	NM		20.3%	0.0%	48.5%	-0.1%	$10.00	$11.12	11.2%	$11.01	10.1%	$11.20	12.0%	$11.27	12.7%
Monroe Federal Bancorp, Inc., OH	10/24/24	MFBI-OTCQB	$147	5.65%	0.02%	3054%	$5.3	100%	88%	26.6%	N.A.	N.A.	7.0%	3.0%	10.0%	27.1%	0.00%	45.1%	NM		3.5%	0.0%	7.7%	-0.4%	$10.00	$11.35	13.5%	$13.75	37.5%	$12.50	25.0%	$16.90	69.0%
FB Bancorp, Inc. , LA	10/23/24	FBLA-NASDAQ	$1,172	13.29%	1.07%	59%	$198.4	100%	132%	1.8%	N.A.	N.A.	8.0%	4.0%	10.0%	2.2%	0.00%	60.0%	33.0	x	14.7%	0.4%	24.6%	1.8%	$10.00	$11.86	18.6%	$11.82	18.2%	$11.93	19.3%	$11.29	12.9%
EWSB Bancorp, Inc., WI	9/26/24	EWSB-OTCQB	$267	4.21%	0.04%	628%	$7.5	100%	86%	23.5%	N.A.	N.A.	7.0%	3.0%	10.0%	15.6%	0.00%	46.4%	NM		2.8%	NM	6.0%	NM	$10.00	$10.50	5.0%	$10.50	5.0%	$11.50	15.0%	$8.45	-15.5%

Averages - Standard Conversions:			$758	12.70%	0.35%	811%	$70.0	100%	107%	14.4%	N.A.	N.A.	7.5%	3.5%	10.0%	11.4%	0.00%	49.7%	18.7	x	8.7%	0.3%	17.9%	2.1%	$10.00	$11.81	18.1%	$12.17	21.7%	$12.18	21.8%	$12.31	23.1%
Medians - Standard Conversions:			$243	6.64%	0.26%	184%	$8.6	100%	102%	15.8%	N.A.	N.A.	7.5%	3.5%	10.0%	10.0%	0.00%	45.9%	14.2	x	5.5%	0.4%	10.3%	1.8%	$10.00	$11.38	13.8%	$11.66	16.6%	$11.72	17.2%	$11.40	14.0%

Second Step Conversions
Lake Shore Bancorp, Inc., NY*	7/21/25	LSBK-NASDAQ	$689	13.16%	0.66%	114%	$49.5	63%	99%	4.4%	N.A.	N.A.	8.0%	4.0%	10.0%	5.3%	0.00%	59.2%	14.4	x	10.7%	0.7%	18.1%	4.1%	$10.00	$11.95	19.5%	$12.11	21.1%	$12.33	23.3%	$12.33	23.3%
Marathon Bancorp, Inc., WI*	4/22/25	MBBC-NASDAQ	$218	14.58%	0.66%	124%	$16.9	58%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	1.9%	0.00%	65.3%	42.8	x	12.7%	0.3%	19.5%	1.5%	$10.00	$9.95	-0.5%	$10.20	2.0%	$10.02	0.2%	$10.06	0.6%

Averages - Second Step Conversions:			$454	13.87%	0.66%	119%	$33.2	61%	101%	7.0%	N.A.	N.A.	8.0%	4.0%	10.0%	3.6%	0.00%	62.3%	28.6	x	11.7%	0.5%	18.8%	2.8%	$10.00	$10.95	9.5%	$11.16	11.6%	$11.18	11.8%	$11.20	12.0%
Medians - Second Step Conversions:			$454	13.87%	0.66%	119%	$33.2	61%	101%	7.0%	N.A.	N.A.	8.0%	4.0%	10.0%	3.6%	0.00%	62.3%	28.6	x	11.7%	0.5%	18.8%	2.8%	$10.00	$10.95	9.5%	$11.16	11.6%	$11.18	11.8%	$11.20	12.0%

Mutual Holding Companies
Winchester Bancorp, Inc., MA*	5/2/25	WSBK-NASDAQ	$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	C/S	$400/4.65%	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.35	-6.5%	$9.64	-3.6%

Averages - MHC Conversions:			$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.35	-6.5%	$9.64	-3.6%
Medians - MHC Conversions:			$894	8.98%	0.22%	188%	$40.0	43%	130%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	13.6%	0.00%	59.0%	NM		9.6%	0.0%	12.2%	-0.2%	$10.00	$9.30	-7.0%	$9.33	-6.7%	$9.35	-6.5%	$9.64	-3.6%

Averages - All Conversions:			$705	12.55%	0.40%	560%	$58.5	85%	108%	11.7%	N.A.	N.A.	7.7%	3.7%	10.0%	9.9%	0.00%	53.5%	22.7	x	9.5%	0.3%	17.5%	2.0%	$10.00	$11.34	13.4%	$11.63	16.3%	$11.64	16.4%	$11.77	17.7%
Medians - All Conversions:			$267	8.98%	0.40%	157%	$16.9	100%	103%	9.5%	N.A.	N.A.	8.0%	4.0%	10.0%	6.4%	0.00%	59.0%	14.4	x	9.6%	0.4%	12.2%	1.7%	$10.00	$11.35	13.5%	$11.50	15.0%	$11.50	15.0%	$11.29	12.9%

Note:  * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1)  As a percent of MHC offering for MHC transactions.

(2)  Does not take into account the adoption of SOP 93-6.

(3)  Latest price if offering is less than one week old.

(4)  Latest price if offering is more than one week but less than one month old.

(5)  Mutual holding company pro forma data on full conversion basis.

(6)  Simultaneously completed acquisition of another financial institution.

(7)  Simultaneously converted to a commercial bank charter.

(8) Former credit union.

8/5/2025

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

Bancorp’s Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. URSB Bancorp currently does not have any executive management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.            Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, URSB Bancorp will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects United Roosevelt Savings Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	Slight Downward
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB and the Department i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E approach and the P/A approach. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

The Company will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of August 5, 2025, the pro forma market value of URSB Bancorp’s conversion stock was $17,700,000 at the midpoint, equal to 1,770,000 shares at $10.00 per share.

1.            Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $512,000 for the twelve months ended June 30, 2025. In deriving United Roosevelt Bancorp’s core earnings, the only adjustment made to reported earnings was to eliminate the loss on sale of securities equal to $130,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 28.0% for the earnings adjustment, the Company’s core earnings were determined to equal $606,000 for the twelve months ended June 30, 2025.

Amount
($000)
Net income	$512
Add: Loss on sale of securities (1)	94
Core earnings estimate	$606

(1)  Tax effected at 28.0%.

Based on the Company’s reported earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

multiples at the $17.7 million midpoint value equaled 30.83x and 26.49x, respectively, indicating premiums of 65.66% and 46.92% relative to the Peer Group’s average reported and core earnings multiples of 18.61x and 18.03x, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples of 17.53x and 15.96x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 75.87% and 65.98%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 27.07x and 38.18x, respectively, and based on core earnings at the minimum and the super maximum equaled 23.16x and 33.09x, respectively.

2.            Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $17.7 million midpoint valuation, the Company’s pro forma P/B and P/TB ratio both equaled 54.53%. In comparison to the average P/B and P/TB ratios for the Peer Group of 80.29% and 84.22%, the Company’s ratios reflected a discount of 32.08% on a P/B basis and a discount of 35.25% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 78.12% and 82.25%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 30.20% and 33.70%, respectively. At the top of the super maximum, the Company’s P/B and P/TB ratios both equaled 62.34%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super maximum reflected discounts of 22.36% and 25.98%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super maximum reflected discounts of 20.20% and 24.21%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in the Company’s reported and core P/E multiples.

3.            Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $17.7 million midpoint of the valuation range, the Company’s value equaled

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Table 4.3
Market Pricing Versus Peer Group
URSB Bancorp, Inc.
As of August 5, 2025

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)								Offering
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Size
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	($Mil)
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
URSB Bancorp, Inc.		NJ
Super Maximum			$10.00	$23.34	$0.30	$16.04	38.18	x	62.34%	6.79%	62.34%	33.09	x	$0.00	0.00%	0.00%	$344	10.89%	10.89%	0.28%	0.18%	1.63%	0.21%	1.88%	$23.14
Maximum			$10.00	$20.33	$0.34	$17.11	34.36	x	58.45%	5.96%	58.45%	29.65	x	$0.00	0.00%	0.00%	$341	10.19%	10.19%	0.28%	0.17%	1.70%	0.20%	1.97%	$20.13
Midpoint			$10.00	$17.70	$0.38	$18.34	30.83	x	54.53%	5.22%	54.53%	26.49	x	$0.00	0.00%	0.00%	$339	9.58%	9.58%	0.28%	0.17%	1.77%	0.20%	2.06%	$17.50
Minimum			$10.00	$15.08	$0.43	$20.01	27.07	x	49.98%	4.48%	49.98%	23.16	x	$0.00	0.00%	0.00%	$337	8.96%	8.96%	0.28%	0.17%	1.85%	0.19%	2.16%	$14.88

All Non-MHC Public Thrifts(6)
Averages			$25.46	$622.89	$1.39	$25.88	15.39	x	86.80%	11.10%	97.14%	15.46	x	$0.56	2.76%	48.24%	$6,608	13.93%	13.25%	0.65%	0.49%	3.33%	0.48%	3.09%
Median			$14.05	$165.06	$0.80	$18.81	14.10	x	83.21%	9.86%	85.68%	13.73	x	$0.42	2.69%	41.67%	$1,737	11.84%	11.01%	0.30%	0.55%	4.86%	0.55%	4.64%

All Non-MHC State of NJ(6)
Averages			$12.45	$601.18	$0.84	$17.31	15.93	x	70.05%	9.00%	80.17%	14.23	x	$0.49	4.17%	52.11%	$7,028	12.97%	12.49%	0.38%	0.45%	4.08%	0.48%	4.30%
Medians			$12.39	$269.82	$0.68	$17.51	12.49	x	63.98%	9.22%	71.13%	13.48	x	$0.44	4.84%	54.24%	$3,903	12.14%	11.87%	0.36%	0.49%	4.25%	0.52%	4.08%

Comparable Group
Averages			$15.98	$86.46	$0.90	$19.99	18.61	x	80.29%	12.40%	84.22%	18.03	x	$0.31	1.80%	28.24%	$716	16.44%	15.87%	0.54%	0.64%	4.66%	0.68%	4.90%
Medians			$15.22	$76.82	$1.00	$19.61	17.53	x	78.12%	12.06%	82.25%	15.96	x	$0.18	1.22%	19.30%	$744	14.84%	13.79%	0.39%	0.69%	5.12%	0.67%	5.24%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	$18.76	$118.10	$1.18	$19.71	17.53	x	95.17%	12.65%	111.39%	15.96	x	$1.50	8.00%	140.19%	$934	13.29%	11.58%	0.51%	0.79%	5.54%	0.87%	6.09%
BVFL	BV Financial, Inc.	MD	$15.19	$160.92	$1.04	$19.19	14.75	x	79.16%	17.26%	85.73%	14.55	x	$0.00	0.00%	0.00%	$908	21.80%	20.47%	0.50%	1.19%	5.32%	1.20%	5.39%
CLST	Catalyst Bancorp, Inc.	LA	$12.40	$52.14	$0.48	$19.50	21.75	x	63.58%	18.76%	63.58%	25.99	x	$0.00	0.00%	0.00%	$274	29.51%	29.51%	0.56%	0.80%	2.70%	0.67%	2.25%
CPBI	Central Plains Bancshares, Inc.	NE	$15.25	$59.81	$0.96	$19.79	15.89	x	77.08%	12.63%	77.08%	15.89	x	$0.00	0.00%	0.00%	$509	16.38%	16.38%	0.26%	0.76%	5.73%	0.76%	5.73%
FDSB	Fifth District Bancorp, Inc.	LA	$13.18	$73.27	$0.02	$22.89	NM		57.58%	13.80%	57.58%	NM		$0.00	0.00%	0.00%	$531	23.96%	23.96%	0.15%	0.03%	0.12%	0.22%	1.03%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$13.10	$39.35	$1.33	$17.90	10.40	x	73.20%	6.63%	78.77%	9.82	x	$0.54	4.12%	41.67%	$609	9.06%	8.47%	0.63%	0.63%	7.30%	0.67%	7.73%
IROQ	IF Bancorp, Inc.	IL	$24.87	$80.36	$1.04	$23.55	24.38	x	105.59%	9.48%	105.59%	23.97	x	$0.40	1.61%	39.22%	$879	8.98%	8.98%	0.01%	0.37%	4.33%	0.38%	4.40%
MGYR	Magyar Bancorp, Inc.	NJ	$17.18	$111.17	$1.60	$18.03	10.87	x	95.29%	11.22%	95.59%	10.76	x	$0.32	1.86%	18.35%	$987	11.78%	11.75%	0.28%	0.99%	8.70%	1.00%	8.79%
SRBK	SR Bancorp, Inc.	NJ	$14.03	$124.52	$0.57	$21.68	31.89	x	64.72%	11.50%	75.15%	24.54	x	$0.20	1.43%	22.73%	$1,083	17.76%	15.69%	0.00%	0.35%	1.95%	0.46%	2.53%
TCBS	Texas Community Bancshares, Inc.	TX	$15.80	$44.90	$0.76	$17.62	20.00	x	91.55%	10.11%	91.72%	20.79	x	$0.16	1.01%	20.25%	$444	11.91%	11.89%	2.53%	0.53%	4.93%	0.55%	5.10%

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items.

(2)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.  P/E and P/Core =NM if the ratio is negative or above 35x.

(3)  Indicated 12 month dividend, based on last quarterly dividend declared.

(4)  Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)  Equity and tangible equity equal common equity and tangible common equity, respectively.  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

5.22% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 12.40%, which implies a discount of 57.90% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 12.06%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 56.72%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). In comparison to the 49.70% average closing forma P/TB ratio of the six standard conversion offerings completed during the past twelve months, the Company’s P/TB ratio of 54.53% at the midpoint value reflects an implied premium of 9.72%. At the top of the super maximum, the Company’s P/TB ratio of 62.34% reflects an implied premium of 25.43% relative to the average closing pro forma P/TB ratio of the six standard conversion offerings completed during the past twelve months.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 5, 2025, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $17,700,000 at the midpoint, equal to 1,770,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $15,075,000 and a maximum value of $20,325,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,507,500 at the minimum and 2,032,500 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $23,343,750 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 2,334,375. Based on this valuation range, the offering range is as follows: $14,875,000 at the minimum, $17,500,000 at the midpoint, $20,125,000 at the maximum and $23,143,750 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 1,487,500 at the

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

minimum, 1,750,000 at the midpoint, 2,012,500 at the maximum and 2,314,375 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

EXHIBITS

LIST OF EXHIBITS

Exhibit
Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Yields and Costs

I-5	Credit Loss Allowance Activity

I-6	Interest Rate Risk Analysis

I-7	Fixed and Adjustable Rate Loans

I-8	Loan Portfolio Composition

I-9	Contractual Maturity by Loan Type

I-10	Non-Performing Assets

I-11	Deposit Composition

II-1	Description of Office Properties

II-2	Historical Interest Rates

III-1	Characteristics of Publicly-Traded Thrifts

III-2	Public Market Pricing of Mid-Atlantic and New England Thrifts

III-3	Public Market Pricing of Midwest, Southeast and Southwest Thrifts

III-4	Peer Group Market Area Comparative Analysis

LIST OF EXHIBITS (continued)

Exhibit
Number	Description

IV-1	Stock Prices: As of August 5, 2025

IV-2	Historical Stock Price Indices

IV-3	Stock Price Indices as of August 5, 2025

IV-4	New Jersey Bank and Thrift Acquisitions 2022 - Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

URSB Bancorp, Inc.

Map of Office Locations

Exhibit I-1
URSB Bancorp, Inc.
Map of Office Locations

U.S. Branches: Current Ownership (3)

EXHIBIT I-2

URSB Bancorp, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

URSB Bancorp, Inc.
Key Operating Ratios

Exhibit I-3
URSB Bancorp, Inc.
Key Operating Ratios

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2025	2024	2024	2023
Performance Ratios (1):
Return on average assets	0.13%	0.18%	0.19%	0.27%
Return on average equity	2.31%	2.96%	3.15%	4.16%
Interest rate spread (2)	2.42%	2.47%	2.40%	2.71%
Net interest margin (3)	2.56%	2.60%	2.54%	2.80%
Noninterest expense as a percentage of average assets	2.21%	2.27%	2.24%	2.38%
Efficiency ratio (4)	88.62%	89.61%	89.20%	85.77%
Average interest-earning assets as a percentage of average interest-bearing liabilities	105.02%	105.55%	105.41%	105.37%

Capital Ratios (United Roosevelt Savings Bank only):
Average equity as a percentage of average assets	5.46%	6.20%	6.07%	6.57%
Total capital as a percentage of risk-weighted assets	12.70%	12.77%	12.58%	13.32%
Tier 1 capital as a percentage of risk-weighted assets	11.90%	12.03%	11.87%	12.55%
Common equity Tier 1 capital as a percentage of risk-weighted assets	11.90%	12.03%	11.87%	12.55%
Tier 1 capital as a percentage of average assets	7.90%	8.31%	8.10%	8.72%

Asset Quality Ratios:
Allowance for credit losses as a percentage of total loans	0.63%	0.56%	0.55%	0.66%
Allowance for credit losses as a percentage of non-performing loans	1,408.55%	598.18%	157.03%	—%
Allowance for credit losses as a percentage of non-accrual loans	1408.55%	598.18%	156.85%	—%
Non-accrual loans as a percentage of total loans	0.04%	0.09%	0.35%	—%
Net recoveries (charge-offs) as a percentage of average outstanding loans	0.04%	—%	(0.04)%	—%
Non-performing loans as a percentage of total loans	0.04%	0.09%	0.35%	—%
Non-performing loans as a percentage of total assets	0.04%	0.07%	0.28%	—%
Total non-performing assets as a percentage of total assets	0.04%	0.07%	0.28%	—%

Other Data:
Number of offices	2	2	2	2
Number of full-time employees	28	27	27	22
Number of part-time employees	2	1	1	4

(1)	Interim period data is annualized, where appropriate.

(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Represents net interest income as a percentage of average interest-earning assets.

(4)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.

Source: URSB Bancorp’s prospectus.

EXHIBIT I-4

URSB Bancorp, Inc.
Yields and Costs

Exhibit I-4
URSB Bancorp, Inc.
Yields and Costs

	At June 30,	Six Months Ended June 30,
	2025	2025			2024
	Weighted Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

		(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	4.29%	$15,184	$331	4.36%	$17,366	$444	5.11%
Investment in certificates of deposit	5.22	3,971	103	5.19	1,704	46	5.40
Securities available-for-sale	4.00	18,174	323	3.55	11,292	120	2.13
Securities held-to-maturity	3.15	17,470	261	2.99	24,782	392	3.16
Loans receivable, net	5.68	254,332	7,140	5.61	225,847	5,911	5.23
Other interest-earning assets	7.39	2,162	88	8.14	1,112	49	8.81
Total interest-earning assets	5.37	311,293	8,246	5.30	282,103	6,962	4.94
Noninterest-earning assets		10,295			3,497
Total assets		$321,588			$290,600

Interest-bearing liabilities:
Interest-bearing checking accounts	1.21%	$61,460	430	1.40%	$74,778	524	1.40%
Money market accounts	1.85	17,200	173	2.01	23,246	251	2.16
Savings and club accounts	0.10	22,540	50	0.44	24,821	12	0.10
Brokered certificates of deposit	3.72	58,125	1,092	3.76	42,719	787	3.68
Non-brokered certificates of deposit	3.19	88,344	1,557	3.52	78,011	1,165	2.99
Total interest-bearing deposits	2.57	247,669	3,302	2.67	243,575	2,739	2.25
Senior notes	6.23	6,649	207	6.23	5,553	172	6.19
Federal Home Loan Bank advances	3.53	40,800	729	3.57	18,134	386	4.26
Federal Reserve Bank advances	—	1,295	30	4.63	—	—	—
Other interest-bearing liabilities	3.90	48,744	966	3.96	23,687	558	4.71
Total interest-bearing liabilities	2.94	296,413	4,268	2.88	267,262	3,297	2.47
Noninterest-bearing demand deposits		6,693			4,436
Other noninterest-bearing liabilities		923			880
Total liabilities		304,029			272,578
Total equity		17,559			18,022
Total liabilities and equity		321,588			290,600
Net interest income			$3,978			$3,665
Net interest rate spread (1)	2.43%			2.42%			2.47%
Net interest-earning assets (2)		$14,880			$14,841
Net interest margin (3)	2.61%			2.56%			2.60%
Average interest-earning assets to interest-bearing liabilities	105.01%			105.02%			105.55%

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average total interest-earning assets.

Exhibit I-4 (continued)
URSB Bancorp, Inc.
Yields and Costs

	Year Ended December 31,
	2024			2023
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

	(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$14,823	$751	5.07%	$15,348	$711	4.63%
Investment in certificates of deposit	3,048	163	5.35	1,869	93	4.98
Securities available-for-sale	13,543	381	2.81	14,030	259	1.85
Securities held-to-maturity	24,100	779	3.23	26,125	810	3.10
Loans receivable, net	234,867	12,578	5.36	197,007	9,298	4.72
Other interest-earning assets	1,449	129	8.90	782	70	8.95
Total interest-earning assets	291,830	14,781	5.06	255,161	11,241	4.41
Noninterest-earning assets	9,497			8,242
Total assets	$301,327			$263,403

Interest-bearing liabilities:
Interest-bearing checking accounts	$72,275	1,054	1.46%	$75,772	726	0.96%
Money market accounts	22,301	497	2.23	20,659	307	1.49
Savings and club accounts	23,816	44	0.18	31,814	179	0.56
Brokered certificates of deposit	47,895	1,817	3.79	28,473	919	3.23
Non-brokered certificates of deposit	79,454	2,564	3.23	69,660	1,306	1.87
Total interest-bearing deposits	245,741	5,976	2.43	226,378	3,437	1.52
Senior notes	5,635	348	6.18	4,485	271	6.04
Federal Home Loan Bank advances	25,442	1,044	4.10	11,293	401	3.55
Federal Reserve Bank advances	38	1	2.63	—	—	—
Other interest-bearing liabilities	31,115	1,383	4.48	15,778	672	4.26
Total interest-bearing liabilities	276,856	7,369	2.66	242,156	4,109	1.70
Noninterest-bearing demand deposits	5,348			2,240
Other noninterest-bearing liabilities	823			1,695
Total liabilities	283,027			246,091
Total equity	18,300			17,312
Total liabilities and equity	301,327			263,403
Net interest income		$7,412			$7,132
Net interest rate spread (1)			2.40%			2.71%
Net interest-earning assets (2)	$14,974			$13,005
Net interest margin (3)			2.54%			2.80%
Average interest-earning assets to interest-bearing liabilities			105.41%			105.37%

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average total interest-earning assets.

Source: URSB Bancorp’s prospectus.

EXHIBIT I-5

URSB Bancorp, Inc.
Credit Loss Allowance Activity

Exhibit I-5
URSB Bancorp, Inc.
Credit Loss Allowance Activity

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2025	2024	2024	2023

	(Dollars in thousands)
Allowance for credit losses at beginning of period	$1,363	$1,478	$1,478	$1,184
Provision (credit) for credit losses	195	(162)	(25)	107
Impact of adoption of CECL	—	—	—	187
Charge-offs:
Real estate loans:
One- to four-family residential	—	—	—	—
Home equity and second mortgage	—	—	—	—
Multi-family	—	—	—	—
Commercial real estate	—	—	—	—
Construction	—	—	—	—
Commercial and industrial loans:
Bankers Healthcare Group loans	—	—	—	—
Other commercial and industrial	—	—	90	—
Consumer	—	—	—	—
Total charge-offs	—	—	90	—

Recoveries:
Real estate loans:
One- to four-family residential	—	—	—	—
Home equity and second mortgage	—	—	—	—
Multi-family	—	—	—	—
Commercial real estate	—	—	—	—
Construction	—	—	—	—
Commercial and industrial loans:
Bankers Healthcare Group loans	—	—	—	—
Other commercial and industrial	90	—	—	—
Consumer	—	—	—	—
Total recoveries	90	—	—	—

Net (charge-offs) recoveries	90	—	(90)	—

Allowance for credit losses at end of period	$1,648	$1,316	$1,363	$1,478

Allowance for credit losses as a percentage of non-performing loans at end of period	1,408.55%	598.18%	157.03%	—%
Allowance for credit losses as a percentage of total loans outstanding at end of period	0.63%	0.56%	0.55%	0.66%
Net (charge-offs) recoveries as a percentage of average loans outstanding during period	0.04%	—%	(0.04)%	—%

Source: URSB Bancorp’s prospectus.

EXHIBIT I-6

URSB Bancorp, Inc.
Interest Rate Risk Analysis

Exhibit I-6
URSB Bancorp, Inc.
Interest Rate Risk Analysis

At June 30, 2025
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
400	$7,228	(21.46)%
300	7,744	(15.84)%
200	8,255	(10.29)%
100	8,744	(4.99)%
Level	9,203	—
(100)	9,598	4.30%
(200)	9,718	5.60%
(300)	9,155	(0.51)%

(1)	Assumes an immediate uniform change in interest rates at all maturities. One hundred basis points equals 1.00%.

At June 30, 2025
		Estimated Increase (Decrease) in EVE		EVE as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated EVE (2)	Amount	Percent	EVE Ratio (4)	Increase (Decrease) (basis points)

		(Dollars in thousands)
400	$18,498	$(13,753)	(42.64)%	6.28%	(373)
300	22,090	(10,161)	(31.51)%	7.33%	(268)
200	25,525	(6,726)	(20.86)%	8.28%	(173)
100	28,991	(3,260)	(10.11)%	9.20%	(81)
Level	32,251	—	—%	10.01%	—
(100)	34,992	2,741	8.50%	10.62%	61
(200)	36,037	3,786	11.74%	10.73%	72
(300)	32,727	476	1.48%	9.58%	(43)

(1)	Assumes an immediate uniform change in interest rates at all maturities. One hundred basis points equals 1.00%.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

Source: URSB Bancorp’s prospectus.

EXHIBIT I-7

URSB Bancorp, Inc.
Fixed and Adjustable Rate Loans

Exhibit I-7
URSB Bancorp, Inc.
Fixed and Adjustable Rate Loans

	Due After June 30, 2026
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
One- to four-family residential	$55,069	$61,241	$116,310
Home equity and second mortgage	1,314	2,288	3,602
Multi-family	300	19,093	19,393
Commercial real estate	5,757	55,915	61,672
Construction	—	—	—
Commercial and industrial:
Bankers Healthcare Group loans	35,675	—	35,675
Other commercial and industrial	3,302	4,128	7,430
Consumer	8,633	—	8,633
Total loans	$110,050	$142,665	$252,715

Source: URSB Bancorp’s prospectus.

EXHIBIT I-8

URSB Bancorp, Inc.
Loan Portfolio Composition

Exhibit I-8
URSB Bancorp, Inc.
Loan Portfolio Composition

			At December 31,
	At June 30, 2025		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$116,352	44.47%	$108,226	43.55%	$88,303	39.72%
Home equity and second mortgage	3,602	1.38	3,330	1.34	2,465	1.11
Multi-family	19,457	7.44	20,215	8.13	18,528	8.33
Commercial real estate	62,831	24.01	60,542	24.36	60,573	27.24
Construction	3,927	1.50	6,119	2.46	4,270	1.92
Commercial and industrial:
Bankers Healthcare Group loans	35,912	13.72	39,073	15.72	38,758	17.43
Other commercial and industrial	10,864	4.15	10,890	4.38	9,378	4.22
Consumer	8,721	3.33	137	0.06	68	0.03
	261,666	100.00%	248,532	100.00%	222,343	100.00%
Less:
Allowance for credit losses on loans	(1,648)		(1,363)		(1,478)
Premiums on loans purchased	98		23		23
Deferred loan fees, net	954		833		656
Loans receivable, net	$261,070		$248,025		$221,544

Source: URSB Bancorp’s prospectus.

EXHIBIT I-9

URSB Bancorp, Inc.
Contractual Maturity by Loan Type

Exhibit I-9
URSB Bancorp, Inc.
Contractual Maturity by Loan Type

	One- to Four-Family Residential	Home Equity and Second Mortgage	Multi-Family	Commercial Real Estate	Construction	Bankers Healthcare Group	Other Commercial and Industrial	Consumer	Total

			(In thousands)
Amounts due in:
One year or less	$42	—	$64	$1,159	$3,927	$237	$3,434	$88	$8,951
After one year through two years	181	15	300	48	—	640	2,171	—	3,355
After two years through three years	300	5	—	94	—	1,472	632	355	2,858
After three years through five years	914	19	1,129	1,984	—	7,609	2,037	1,062	14,754
After five years through 10 years	4,570	700	726	5,310	—	14,096	1,038	5,480	31,920
After 10 years through 15 years	6,043	2,863	1,390	5,917	—	11,858	1,234	1,736	31,041
After 15 years	104,302	—	15,848	48,319	—	—	318	—	168,787
Total	$116,352	$3,602	$19,457	$62,831	$3,927	$35,912	$10,864	$8,721	$261,666

Source: URSB Bancorp’s prospectus.

EXHIBIT I-10

URSB Bancorp, Inc.
Non-Performing Assets

Exhibit I-10
URSB Bancorp, Inc.
Non-Performing Assets

	At June 30,	At December 31,
	2025	2024	2023

	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$—	$789	$—
Home equity and second mortgage	45	—	—
Multi-family	—	—	—
Commercial real estate	—	—	—
Construction	—	—	—
Commercial and industrial loans:			—
Bankers Healthcare Group loans	—	—	—
Other commercial and industrial	72	79	—
Consumer	—	—	—
Total non-accrual loans	$117	$868	—

Accruing loans past due 90 days or more	—	—	—

Real estate owned:
One- to four-family residential	—	—	—
Home equity and second mortgage	—	—	—
Multi-family	—	—	—
Commercial	—	—	—
Construction	—	—	—
Total real estate owned	—	—	—

Total non-performing assets	$117	$868	$—

Total accruing modified loans	$832	$796	$—
Total non-performing loans to total loans	0.04%	0.35%	—%
Total non-accruing loans to total loans	0.04%	0.35%	—%
Total non-performing assets to total assets	0.04%	0.27%	—%

Source: URSB Bancorp’s prospectus.

EXHIBIT I-11

URSB Bancorp, Inc.
Deposit Composition

Exhibit I-11
URSB Bancorp, Inc.
Deposit Composition

				At or For the Year Ended December 31,
	At or For the Six Months Ended June 30, 2025			2024			2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
Non-interest bearing checking accounts	$5,888	2.32%	—%	$5,734	2.33%	—%	$2,902	1.25%	—%
Interest-bearing checking accounts	53,617	21.11	1.40	65,629	26.67	1.46	71,413	30.76	0.963
Money market accounts	11,449	4.51	2.01	17,389	7.07	2.32	19,914	8.58	1.49
Savings and club accounts	20,310	8.00	0.10	25,965	10.55	0.18	26,153	11.27	0.56
Brokered certificates of deposit	55,802	21.97	3.76	55,547	22.57	3.79	42,150	18.16	3.23
Non-brokered certificates of deposit	106,947	42.09	3.52	75,815	30.81	3.23	69,624	29.98	1.87
Total	$254,013	100.00%	2.67%	$246,079	100.00%	2.43%	$232,156	100.00%	1.52%

Source: URSB Bancorp’s prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1
URSB Bancorp, Inc.
Description of Office Properties

Properties

In addition to its owned main office at 11-15 Cooke Avenue, Carteret, New Jersey, United Roosevelt Savings Bank also operates a leased branch office located at 803 Roosevelt Avenue, Carteret, New Jersey. At June 30, 2025, the net book value of our premises and equipment was $2.6 million. See note 6 to notes to consolidated financial statements.

Source: URSB Bancorp’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%

2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%

2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
	Quarter 3	6.25%	3.33%	4.05%	3.83%
	Quarter 4	7.50%	4.42%	4.73%	3.88%

2023:	Quarter 1	8.00%	4.85%	4.64%	3.48%
	Quarter 2	8.25%	5.43%	5.40%	3.81%
	Quarter 3	8.50%	5.55%	5.46%	4.59%
	Quarter 4	8.50%	5.40%	4.79%	3.88%

2024:	Quarter 1	8.50%	5.46%	5.03%	4.20%
	Quarter 2	8.50%	5.48%	5.09%	4.36%
	Quarter 3	8.00%	4.73%	3.98%	3.81%
	Quarter 4	7.50%	4.37%	4.16%	4.58%

2025:	Quarter 1	7.50%	4.32%	4.03%	4.23%
	Quarter 2	7.50%	4.41%	3.96%	4.24%
As of August 5, 2025		7.50%	4.34%	3.92%	4.22%

(1)	End of period data.

Sources:  Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

Characteristics of Publicly-Traded Thrifts

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

August 5, 2025

										As of
										August 5, 2025
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$934	3	Dec	4/27/17	$18.76	$118
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$24,783	2	Jun	3/14/05	$85.90	$4,842
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,128	21	Dec	7/15/21	$8.60	$169
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,227	4	Dec	1/8/96	$8.05	$46
BVFL	BV Financial, Inc.	NASDAQCM	MA	Baltimore	MD	$908	13	Dec	1/12/05	$15.19	$161
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,693	47	Sep	3/31/99	$5.82	$757
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$730	7	Mar	10/24/94	$1.96	$10
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$274	6	Dec	10/12/21	$12.40	$52
CPBI	Central Plains Bancshares, Inc.	NASDAQCM	MW	Grand Island	NE	$509	9	Mar	10/19/23	$15.25	$60
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$1,515	3	Dec	7/27/22	$15.77	$141
FBLA	FB Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$1,238	20	Dec	10/22/24	$11.29	$207
FDSB	Fifth District Bancorp, Inc.	NASDAQCM	SW	New Orleans	LA	$531	7	Dec	7/31/24	$13.18	$73
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,195	15	Dec	1/29/15	$7.83	$69
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$593	5	Dec	7/16/19	$11.58	$55
FLG	Flagstar Financial, Inc.	NYSE	MA	Hicksville	NY	$92,237	340	Dec	11/23/93	$11.19	$4,645
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$3,176	38	Dec	7/9/12	$39.07	$294
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,539	10	Dec	12/13/88	$248.48	$542
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$609	11	Jun	1/18/05	$13.10	$39
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$879	8	Jun	7/7/11	$24.87	$80
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,740	43	Jun	2/23/05	$5.92	$370
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$987	7	Sep	1/23/06	$17.18	$111
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$1,974	12	Dec	7/5/06	$20.57	$241
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,679	37	Dec	11/7/07	$10.74	$449
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$283	3	Dec	1/18/22	$12.19	$60
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$3,154	14	Dec	9/29/17	$14.06	$319
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,246	14	Jun	6/27/96	$15.35	$102
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$24,547	144	Dec	1/15/03	$18.24	$2,383
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,517	17	Mar	10/26/93	$4.90	$103
SRBK	SR Bancorp, Inc.	NASDAQCM	MA	Bound Brook	NJ	$1,083	14	Jun	9/19/23	$14.03	$125
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$444	7	Dec	7/14/21	$15.80	$45
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,957	23	Sep	1/12/98	$31.38	$247
TFIN	Triumph Financial, Inc.	NASDAQGS	SW	Dallas	TX	$6,495	63	Dec	11/6/14	$55.65	$1,321
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,348	136	Dec		$33.21	$626
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,257	16	Dec	10/4/05	$13.47	$257
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,711	27	Dec	12/27/01	$11.13	$226
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$20,763	94	Dec	11/26/86	$54.60	$3,056
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$922	10	Dec	1/15/20	$8.42	$106
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$10,739	70	Dec	4/19/18	$14.33	$1,504
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$3,041	21	Jun	12/30/98	$23.53	$401
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$381	7	Jun	3/2/05	$3.06	$25
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$735	11	Dec	4/3/06	$12.33	$70
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$2,096	21	Dec	7/17/19	$12.35	$311
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,274	17	Dec	1/16/19	$12.53	$135
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$17,376	37	Sep	4/20/07	$12.86	$3,585

Source:  S&P Global Market Intelligence.

EXHIBIT III-2

Public Market Pricing of Mid-Atlantic and New England Thrifts

Exhibit III-2

Public Market Pricing of Mid-Atlantic and New England

As of August 5, 2025

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Thrifts(6)
Averages			$25.46	$622.89	$1.39	$25.88	15.39	x	86.80%	11.10%	97.14%	15.46	x	$0.56	2.76%	48.24%	$6,608	13.93%	13.25%	0.65%	0.49%	3.33%	0.48%	3.09%
Median			$14.05	$165.06	$0.80	$18.81	14.10	x	83.21%	9.86%	85.68%	13.73	x	$0.42	2.69%	41.67%	$1,737	11.84%	11.01%	0.30%	0.55%	4.86%	0.55%	4.64%

Comparable Group
Averages			$30.14	$801.67	$1.41	$30.08	15.67	x	87.49%	9.85%	95.86%	15.71	x	$0.64	2.63%	41.55%	$10,449	12.35%	11.75%	0.83%	0.47%	2.21%	0.46%	2.04%
Medians			$14.06	$240.50	$0.72	$18.28	14.10	x	88.00%	9.71%	89.78%	13.98	x	$0.44	1.86%	36.61%	$2,711	11.11%	11.01%	0.37%	0.57%	5.01%	0.49%	4.64%

Comparable Group
BLFY	Blue Foundry Bancorp	NJ	$8.60	$169.21	($0.55)	$14.88	NM		57.79%	8.73%	57.82%	NM		NA	NA	NA	$2,128	15.10%	15.10%	NA	-0.55%	-3.40%	-0.55%	-3.40%
BVFL	BV Financial, Inc.	MD	$15.19	$160.92	$1.04	$19.19	14.75	x	79.16%	17.26%	85.73%	14.55	x	$0.13	0.00%	NA	$908	21.80%	20.47%	0.50%	1.19%	5.32%	1.20%	5.39%
CARV	Carver Bancorp, Inc.	NY	$1.96	$9.95	($2.65)	$1.48	NM		132.02%	1.46%	132.02%	NM		$0.00	0.00%	NA	$730	4.05%	4.05%	3.38%	-1.85%	-36.10%	-1.85%	-36.10%
ECBK	ECB Bancorp, Inc.	MA	$15.77	$141.09	$0.64	$18.81	24.64	x	83.85%	9.31%	83.85%	24.64	x	NA	NA	NA	$1,515	11.11%	11.11%	NA	0.38%	3.16%	0.38%	3.16%
FSEA	First Seacoast Bancorp, Inc.	NH	$11.58	$54.78	($0.44)	$12.94	NM		89.48%	9.24%	89.78%	NM		NA	NA	NA	$593	10.33%	10.30%	0.00%	0.01%	0.06%	-0.33%	-3.04%
FLG	Flagstar Financial, Inc.	NY	$11.19	$4,645.25	($1.44)	$18.28	NM		61.22%	5.07%	64.92%	NM		$0.04	0.36%	NA	$92,237	8.78%	8.35%	3.46%	-0.60%	-7.60%	-0.50%	-6.37%
HIFS	Hingham Institution for Savings	MA	$248.48	$541.75	$9.69	$204.36	16.20	x	121.59%	11.94%	121.59%	25.64	x	$2.52	1.01%	16.43%	$4,539	9.82%	9.82%	NA	0.77%	7.76%	0.49%	4.90%
KRNY	Kearny Financial Corp.	NJ	$5.92	$370.43	$0.42	$11.55	14.10	x	51.25%	4.94%	60.40%	13.98	x	$0.44	7.43%	104.76%	$7,740	9.64%	NA	0.59%	0.34%	3.49%	0.34%	3.52%
MGYR	Magyar Bancorp, Inc.	NJ	$17.18	$111.17	$1.60	$18.03	10.87	x	95.29%	11.22%	95.59%	10.76	x	$0.32	1.86%	18.35%	$987	11.78%	11.75%	0.28%	0.99%	8.70%	1.00%	8.79%
NECB	Northeast Community Bancorp, Inc.	NY	$20.57	$240.50	$3.28	$24.01	6.23	x	85.68%	14.61%	85.68%	6.27	x	$0.80	3.89%	25.76%	$1,974	17.06%	17.06%	0.04%	2.26%	13.90%	2.25%	13.82%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	$10.74	$449.15	$0.80	$16.98	12.49	x	63.24%	7.91%	67.12%	13.48	x	$0.52	4.84%	60.47%	$5,679	12.51%	11.87%	0.23%	0.62%	5.01%	0.57%	4.64%
PDLB	Ponce Financial Group, Inc.	NY	$14.06	$319.39	$0.72	$12.34	19.53	x	113.89%	11.51%	113.89%	19.61	x	NA	NA	NA	$3,154	16.52%	16.52%	NA	0.57%	3.42%	0.57%	3.41%
PFS	Provident Financial Services, Inc.	NJ	$18.24	$2,382.59	$2.17	$20.73	10.31	x	88.00%	9.71%	124.92%	8.40	x	$0.96	5.26%	54.24%	$24,547	11.03%	8.03%	0.44%	0.96%	8.71%	1.07%	9.75%
SRBK	SR Bancorp, Inc.	NJ	$14.03	$124.52	$0.57	$21.68	31.89	x	64.72%	11.50%	75.15%	24.54	x	$0.20	1.43%	22.73%	$1,083	17.76%	15.69%	NA	0.35%	1.95%	0.46%	2.53%
TRST	TrustCo Bank Corp NY	NY	$33.21	$626.04	$2.81	$36.75	11.82	x	90.36%	9.86%	90.44%	11.82	x	$1.44	4.34%	51.25%	$6,348	10.91%	10.91%	0.30%	0.86%	7.91%	0.86%	7.91%
WNEB	Western New England Bancorp, Inc.	MA	$11.13	$225.65	$0.58	$11.68	18.86	x	95.27%	8.41%	101.07%	19.11	x	$0.28	2.52%	47.46%	$2,711	8.83%	8.37%	0.21%	0.45%	5.09%	0.45%	5.02%
WSFS	WSFS Financial Corporation	DE	$54.60	$3,055.92	$4.80	$47.71	11.97	x	114.45%	14.78%	179.58%	11.37	x	$0.68	1.25%	14.04%	$20,763	12.87%	8.59%	0.51%	1.27%	10.19%	1.34%	10.69%

MHCs
BSBK	Bogota Financial Corp.	NJ	$8.42	$106.47	($0.06)	$10.64	NM		79.16%	11.89%	79.23%	NM		NA	NA	NA	$922	15.02%	15.01%	NA	-0.04%	-0.25%	-0.08%	-0.58%
CLBK	Columbia Financial, Inc.	NJ	$14.33	$1,503.61	$0.33	$10.68	NM		134.17%	14.00%	150.05%	NM		NA	NA	NA	$10,739	10.44%	9.44%	0.37%	0.06%	0.57%	0.32%	3.10%
GCBC	Greene County Bancorp, Inc.	NY	$23.53	$400.64	$1.83	$14.03	12.86	x	167.75%	13.18%	167.75%	12.84	x	$0.40	1.70%	20.22%	$3,041	7.85%	7.85%	NA	1.09%	14.07%	1.09%	14.09%
LSBK	Lake Shore Bancorp, Inc.	NY	$12.33	$69.93	NA	$16.13	11.97	x	76.45%	9.66%	76.45%	NM		$0.00	0.00%	43.69%	$735	12.64%	12.64%	NA	0.83%	6.40%	NA	NA
PBFS	Pioneer Bancorp, Inc.	NY	$12.35	$310.64	NA	NA	14.20	x	102.76%	NA	107.42%	NM		NA	NA	NA	$2,096	14.99%	NA	NA	1.09%	7.13%	NA	NA
RBKB	Rhinebeck Bancorp, Inc.	NY	$12.53	$135.30	NA	$11.61	NM		107.90%	10.92%	109.92%	NM		NA	NA	NA	$1,274	10.12%	9.95%	NA	-0.45%	-4.62%	NA	NA

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:   S&P Global Market Intelligence and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Midwest, Southeast and Southwest Thrifts

Exhibit III-3

Public Market Pricing of Midwest, Southeast and Southwest Institutions

As of August 5, 2025

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Thrifts(6)
Averages			$17.65	$255.73	$0.80	$19.77	16.31	x	84.51%	14.03%	99.86%	16.55	x	$0.41	3.41%	69.21%	$2,012	17.27%	17.43%	0.47%	0.42%	3.42%	0.47%	3.78%
Median			$13.33	$76.82	$0.96	$19.50	15.89	x	75.57%	12.65%	78.77%	15.89	x	$0.40	4.12%	52.63%	$744	14.59%	11.89%	0.38%	0.58%	4.63%	0.59%	4.75%

Comparable Group
Averages			$17.65	$255.73	$0.80	$19.77	16.31	x	84.51%	14.03%	99.86%	16.55	x	$0.41	3.41%	69.21%	$2,012	17.27%	17.43%	0.47%	0.42%	3.42%	0.47%	3.78%
Medians			$13.33	$76.82	$0.96	$19.50	15.89	x	75.57%	12.65%	78.77%	15.89	x	$0.40	4.12%	52.63%	$744	14.59%	11.89%	0.38%	0.58%	4.63%	0.59%	4.75%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	$18.76	$118.10	$1.18	$19.71	17.53	x	95.17%	12.65%	111.39%	15.96	x	NA	NA	140.19%	$934	13.29%	11.58%	NA	0.79%	5.54%	0.87%	6.09%
CFFN	Capitol Federal Financial, Inc.	KS	$5.82	$756.57	$0.47	$7.88	12.38	x	73.88%	7.97%	75.23%	12.31	x	$0.34	5.84%	72.34%	$9,693	10.79%	NA	0.50%	0.64%	5.92%	0.64%	5.92%
CLST	Catalyst Bancorp, Inc.	LA	$12.40	$52.14	$0.48	$19.50	21.75	x	63.58%	18.76%	63.58%	25.99	x	NA	NA	NA	$274	29.51%	29.51%	0.56%	0.80%	2.70%	0.67%	2.25%
CPBI	Central Plains Bancshares, Inc.	NE	$15.25	$59.81	$0.96	$19.79	15.89	x	77.08%	12.63%	NA	15.89	x	NA	NA	NA	$509	16.38%	NA	0.26%	0.76%	5.73%	0.76%	5.73%
FBLA	FB Bancorp, Inc.	LA	$11.29	$206.94	NA	$16.71	NM		67.58%	18.09%	67.58%	NM		NA	NA	NA	$1,238	26.77%	26.77%	1.30%	-0.39%	-2.01%	-0.03%	-0.14%
FDSB	Fifth District Bancorp, Inc.	LA	$13.18	$73.27	NA	$22.89	NM		57.58%	13.80%	57.58%	NM		NA	NA	NA	$531	23.96%	23.96%	0.15%	0.03%	0.12%	0.22%	1.03%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$13.10	$39.35	$1.33	$17.90	10.40	x	73.20%	6.63%	78.77%	9.82	x	$0.54	4.12%	41.67%	$609	9.06%	8.47%	NA	0.63%	7.30%	0.67%	7.73%
IROQ	IF Bancorp, Inc.	IL	$24.87	$80.36	$1.04	$23.55	24.38	x	105.59%	9.48%	105.59%	23.97	x	$0.40	1.61%	39.22%	$879	8.98%	8.98%	0.01%	0.37%	4.33%	0.38%	4.40%
NSTS	NSTS Bancorp, Inc.	IL	$12.19	$59.56	($0.19)	$14.76	NM		82.58%	22.63%	82.58%	NM		NA	NA	NA	$283	27.40%	27.40%	0.09%	-0.32%	-1.13%	-0.34%	-1.20%
TCBS	Texas Community Bancshares, Inc.	TX	$15.80	$44.90	NA	NA	NM		91.55%	NA	91.72%	NM		$0.16	1.01%	NA	$444	11.91%	11.89%	NA	0.53%	4.93%	0.55%	5.10%
TFIN	Triumph Financial, Inc.	TX	$55.65	$1,320.80	$0.81	$36.56	NM		152.23%	20.47%	288.16%	NM		NA	NA	NA	$6,495	14.05%	8.27%	0.87%	0.23%	1.51%	0.37%	2.51%
WSBF	Waterstone Financial, Inc.	WI	$13.47	$256.95	$1.13	$18.19	11.82	x	74.06%	11.21%	76.24%	11.93	x	$0.60	4.45%	52.63%	$2,257	15.13%	NA	NA	0.93%	6.06%	0.92%	6.00%

MHC
KFFB	Kentucky First Federal Bancorp	KY	$3.06	$24.70	($0.04)	$5.95	NM		51.31%	6.49%	51.31%	NM		$0.00	0.00%	NA	$381	12.65%	12.65%	0.88%	-0.29%	-2.22%	-0.09%	-0.67%
TFSL	TFS Financial Corporation	OH	$12.86	$3,585.09	$0.29	$6.72	NM		191.25%	20.78%	192.24%	NM		$1.13	8.79%	389.66%	$17,376	10.87%	10.82%	0.22%	0.49%	4.34%	0.49%	4.34%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:   S&P Global Market Intelligence and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2020-2025	2025-2030	2025	% State	Market
Institution	County	2020	2025	2030	% Change	% Change	Amount	Average	Share(1)
Affinity Bancshares, Inc.	Newton, GA	112,483	123,931	133,477	2.0%	1.5%	33,109	80.4%	19.83%
BV Financial, Inc.	Baltimore, MD	854,535	842,688	841,188	-0.3%	0.0%	48,541	90.2%	0.83%
Catalyst Bancorp, Inc.	Saint Landry, LA	82,540	81,160	80,849	-0.3%	-0.1%	25,020	72.2%	9.01%
Central Plains Bancshares, Inc.	Hall, NE	62,895	62,291	62,769	-0.2%	0.2%	34,848	83.2%	10.35%
Fifth District Bancorp, Inc.	Orleans, LA	383,997	355,592	335,522	-1.5%	-1.2%	41,197	119.0%	0.99%
Home Federal Bancorp, Inc. of Louisiana	Caddo, LA	237,848	222,206	212,000	-1.4%	-0.9%	31,411	90.7%	7.17%
IF Bancorp, Inc.	Iroquois, IL	27,077	25,701	24,769	-1.0%	-0.7%	38,150	83.4%	21.47%
Magyar Bancorp, Inc.	Middlesex, NJ	863,162	866,972	880,040	0.1%	0.3%	52,172	96.0%	1.52%
SR Bancorp, Inc.	Somerset, NJ	345,361	351,557	360,777	0.4%	0.5%	72,678	133.7%	2.02%
Texas Community Bancshares, Inc.	Wood, TX	44,843	50,165	55,131	2.3%	1.9%	38,162	94.0%	19.94%

	Averages:	301,474	298,226	298,652	0.0%	0.1%	41,529	94.3%	9.31%
	Medians:	175,166	173,069	172,739	-0.2%	0.1%	38,156	90.4%	8.09%

United Roosevelt Bancorp	Middlesex, NJ	863,162	866,972	880,040	0.1%	0.3%	52,172	96.0%	0.52%

(1) Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2024.

Sources:  S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Stock Prices:

As of August 5, 2025

RP ® Financial, LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of August 5, 2025

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AFBI	Affinity Bancshares, Inc.	SE	18.76	6,295	118.1	22.50	17.00	19.28	-2.69	-11.01	7.20	1.07	1.18	19.71	16.84	148.33
AX	Axos Financial, Inc.	WE	85.90	56,484	4,842.4	88.46	54.46	85.60	0.35	32.13	22.98	7.43	7.50	47.46	45.08	438.77
BLFY	Blue Foundry Bancorp	MA	8.60	19,675	169.2	11.38	8.24	8.82	-2.49	-14.94	-12.33	-0.55	-0.55	14.88	14.87	108.13
BYFC	Broadway Financial Corporation	WE	8.05	8,774	70.6	9.46	4.86	7.86	2.42	58.78	17.52	-0.29	-0.26	14.74	11.75	139.88
BVFL	BV Financial, Inc.	MA	15.19	10,594	160.9	18.19	13.01	15.90	-4.47	8.50	-11.79	1.03	1.04	19.19	17.72	85.74
CFFN	Capitol Federal Financial, Inc.	MW	5.82	129,995	756.6	7.20	4.90	6.19	-5.98	3.01	-1.52	0.47	0.47	7.88	NA	74.56
CARV	Carver Bancorp, Inc.	MA	1.96	5,074	9.9	3.20	1.30	2.12	-7.55	9.50	6.52	-2.65	-2.65	1.48	1.48	143.86
CLST	Catalyst Bancorp, Inc.	SW	12.40	4,205	52.1	14.23	10.67	12.49	-0.72	5.08	5.35	0.57	0.48	19.50	19.50	65.11
CPBI	Central Plains Bancshares, Inc.	MW	15.25	3,922	59.8	15.50	10.69	15.06	1.26	37.02	1.94	0.96	0.96	19.79	NA	129.70
ECBK	ECB Bancorp, Inc.	NE	15.77	8,947	141.1	16.99	12.50	16.11	-2.11	21.31	6.27	0.64	0.64	18.81	18.81	169.33
FBLA	FB Bancorp, Inc.	SW	11.29	18,330	206.9	12.74	9.81	11.90	-5.13	-4.81	-5.29	NA	NA	16.71	16.71	67.53
FDSB	Fifth District Bancorp, Inc.	SW	13.18	5,559	73.3	14.50	9.91	13.40	-1.64	31.67	4.44	NA	NA	22.89	22.89	95.53
FNWB	First Northwest Bancorp	WE	7.83	8,774	68.7	12.10	6.05	7.84	-0.13	-21.86	-23.24	-1.16	-1.44	15.85	15.74	250.22
FSEA	First Seacoast Bancorp, Inc.	NE	11.58	4,731	54.8	11.80	8.90	11.56	0.15	24.12	15.34	-0.03	-0.44	12.94	12.90	125.27
FLG	Flagstar Financial, Inc.	MA	11.19	415,125	4,645.3	13.35	8.56	11.82	-5.33	11.01	19.94	-1.71	-1.44	18.28	17.24	222.19
FSBW	FS Bancorp, Inc.	WE	39.07	7,515	293.6	49.15	34.61	40.38	-3.24	-1.04	-4.85	4.21	4.55	39.01	36.95	422.60
HIFS	Hingham Institution for Savings	NE	248.48	2,180	541.7	300.00	209.71	246.26	0.90	8.32	-2.23	15.34	9.69	204.36	204.36	2081.94
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	13.10	3,004	39.3	14.25	11.75	13.75	-4.73	6.51	4.38	1.26	1.33	17.90	16.63	202.91
IROQ	IF Bancorp, Inc.	MW	24.87	3,231	80.4	25.76	16.82	25.00	-0.52	44.17	6.74	1.02	1.04	23.55	23.55	272.08
KRNY	Kearny Financial Corp.	MA	5.92	62,573	370.4	8.59	5.45	6.13	-3.43	-8.36	-16.38	0.42	0.42	11.55	NA	123.70
MGYR	Magyar Bancorp, Inc.	MA	17.18	6,471	111.2	19.04	12.10	16.93	1.48	38.66	17.67	1.58	1.60	18.03	17.97	152.60
NECB	Northeast Community Bancorp, Inc.	MA	20.57	12,728	240.5	31.72	19.75	21.55	-4.55	-0.87	-15.90	3.30	3.28	24.01	24.01	155.08
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	10.74	41,820	449.1	14.39	9.40	10.96	-2.01	-3.76	-7.57	0.86	0.80	16.98	16.00	135.80
NSTS	NSTS Bancorp, Inc.	MW	12.19	4,886	59.6	13.32	9.37	12.01	1.50	23.01	3.31	-0.18	-0.19	14.76	14.76	57.86
PDLB	Ponce Financial Group, Inc.	MA	14.06	22,716	319.4	14.59	9.05	14.45	-2.70	50.54	8.15	0.72	0.72	12.34	12.34	138.84
PROV	Provident Financial Holdings, Inc.	WE	15.35	6,578	101.6	16.70	12.91	15.16	1.25	16.73	-3.52	0.93	NA	19.54	19.54	189.37
PFS	Provident Financial Services, Inc.	MA	18.24	130,624	2,382.6	22.24	14.34	18.97	-3.85	8.90	-3.34	1.77	2.17	20.73	14.60	187.92
RVSB	Riverview Bancorp, Inc.	WE	4.90	20,976	102.8	6.59	4.31	5.40	-9.26	8.17	-14.63	0.24	NA	7.72	6.43	72.30
SRBK	SR Bancorp, Inc.	MA	14.03	8,875	124.5	14.96	9.50	14.12	-0.64	45.69	17.80	0.44	0.57	21.68	18.67	122.03
TCBS	Texas Community Bancshares, Inc.	SW	15.80	2,842	44.9	19.40	13.52	16.00	-1.25	14.83	3.61	NA	NA	NA	NA	156.25
TSBK	Timberland Bancorp, Inc.	WE	31.38	7,877	247.2	34.95	26.09	32.15	-2.40	18.19	2.85	3.40	NA	32.58	30.62	248.47
TFIN	Triumph Financial, Inc.	SW	55.65	23,734	1,320.8	110.58	42.90	60.79	-8.46	-31.54	-38.77	0.44	0.81	36.56	19.31	273.65
TRST	TrustCo Bank Corp NY	MA	33.21	18,851	626.0	38.89	27.18	34.30	-3.18	3.04	-0.30	2.81	2.81	36.75	36.72	336.77
WSBF	Waterstone Financial, Inc.	MW	13.47	19,076	256.9	16.86	11.61	13.68	-1.54	-2.67	0.22	1.14	1.13	18.19	NA	118.30
WNEB	Western New England Bancorp, Inc.	NE	11.13	20,274	225.7	11.68	7.38	11.05	0.72	46.25	20.98	0.59	0.58	11.68	11.01	133.72
WSFS	WSFS Financial Corporation	MA	54.60	55,969	3,055.9	62.75	42.44	56.51	-3.38	9.31	2.77	4.56	4.80	47.71	30.40	370.98

MHCs
BSBK	Bogota Financial Corp.	MA	8.42	12,639	106.5	8.99	6.59	8.15	3.37	18.65	12.33	-0.02	-0.06	10.64	10.63	72.94
CLBK	Columbia Financial, Inc.	MA	14.33	104,927	1,503.6	19.28	12.64	14.02	2.21	-13.62	-9.36	0.06	0.33	10.68	9.55	102.35
GCBC	Greene County Bancorp, Inc.	MA	23.53	17,027	400.6	35.34	20.00	24.14	-2.53	-22.62	-15.12	1.83	1.83	14.03	14.03	178.58
KFFB	Kentucky First Federal Bancorp	MW	3.06	8,087	24.7	3.62	1.96	3.25	-6.00	-8.26	2.38	-0.13	-0.04	5.95	5.95	47.08
LSBK	Lake Shore Bancorp, Inc.	MA	12.33	5,672	69.9	16.95	11.50	12.03	2.49	-1.04	-10.28	1.03	NA	16.13	16.13	129.56
PBFS	Pioneer Bancorp, Inc.	MA	12.35	25,153	310.6	12.65	10.07	12.22	1.06	17.40	7.20	0.87	NA	NA	NA	83.35
RBKB	Rhinebeck Bancorp, Inc.	MA	12.53	10,789	135.3	13.06	7.30	13.03	-3.84	47.93	29.58	-0.54	NA	11.61	11.40	118.10
TFSL	TFS Financial Corporation	MW	12.86	278,779	3,585.1	15.00	11.29	12.75	0.86	-0.92	2.39	0.29	0.29	6.72	6.69	62.33

Under Acquisition
CFSB	CFSB Bancorp, Inc.	NE	13.88	6,242	86.6	13.98	6.34	13.90	-0.14	103.07	105.33	0.00	0.00	11.56	11.56	58.67
HONE	HarborOne Bancorp, Inc.	NE	11.77	40,594	477.8	13.73	8.89	12.03	-2.16	-1.26	-0.51	0.65	0.70	13.47	12.09	138.17
PBBK	PB Bankshares, Inc.	MA	18.19	2,375	43.2	19.12	14.05	18.40	-1.14	21.02	19.04	0.94	0.77	19.73	19.73	195.46
PVBC	Provident Bancorp, Inc.	NE	12.24	17,595	205.8	13.02	9.67	12.48	-1.92	20.71	7.37	0.63	0.62	13.35	13.35	87.57

(1)  Average of High/Low or Bid/Ask price per share.

(2)  Or since offering price if converted of first listed in the past 52 weeks.  Percent change figures are actual year-to-date and are not annualized.

(3)  EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)  Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)  Annualized based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing 12 month earnings.

(8)  Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)  For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

RP ® Financial, LC.

 Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of August 5, 2025

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AFBI	Affinity Bancshares, Inc.	SE	13.29	11.58	0.79	5.54	0.87	6.09	NA	NA	17.53	95.17	12.65	111.39	15.96	NA	NA	140.19
AX	Axos Financial, Inc.	WE	10.82	10.33	1.82	17.30	1.84	17.48	NA	170.62	11.56	181.00	19.58	190.56	11.45	NA	NA	NM
BLFY	Blue Foundry Bancorp	MA	15.10	15.10	-0.55	-3.40	-0.55	-3.40	NA	NA	NM	57.79	8.73	57.82	NM	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	23.28	21.52	0.05	0.21	0.06	0.29	NA	214.55	NM	54.61	6.87	68.50	NM	0.00	0.00	NM
BVFL	BV Financial, Inc.	MA	21.80	20.47	1.19	5.32	1.20	5.39	0.50	207.69	14.75	79.16	17.26	85.73	14.55	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	10.79	NA	0.64	5.92	0.64	5.92	0.50	47.07	12.38	73.88	7.97	75.23	12.31	0.34	5.84	72.34
CARV	Carver Bancorp, Inc.	MA	4.05	4.05	-1.85	-36.10	-1.85	-36.10	3.38	25.77	NM	132.02	1.46	132.02	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	SW	29.51	29.51	0.80	2.70	0.67	2.25	0.56	167.08	21.75	63.58	18.76	63.58	25.99	NA	NA	NM
CPBI	Central Plains Bancshares, Inc.	MW	16.38	NA	0.76	5.73	0.76	5.73	0.26	409.41	15.89	77.08	12.63	NA	15.89	NA	NA	NM
ECBK	ECB Bancorp, Inc.	NE	11.11	11.11	0.38	3.16	0.38	3.16	NA	NA	24.64	83.85	9.31	83.85	24.64	NA	NA	NM
FBLA	FB Bancorp, Inc.	SW	26.77	26.77	-0.39	-2.01	-0.03	-0.14	1.30	40.10	NA	67.58	18.09	67.58	NA	NA	NA	NA
FDSB	Fifth District Bancorp, Inc.	SW	23.96	23.96	0.03	0.12	0.22	1.03	0.15	224.14	NA	57.58	13.80	57.58	NA	NA	NA	NA
FNWB	First Northwest Bancorp	WE	6.82	6.77	-0.46	-6.50	-0.58	-8.07	0.99	90.08	NM	49.39	3.37	49.75	NM	0.28	3.58	NM
FSEA	First Seacoast Bancorp, Inc.	NE	10.33	10.30	0.01	0.06	-0.33	-3.04	0.00	NM	NM	89.48	9.24	89.78	NM	NA	NA	NM
FLG	Flagstar Financial, Inc.	MA	8.78	8.35	-0.60	-7.60	-0.50	-6.37	3.46	34.78	NM	61.22	5.07	64.92	NM	0.04	0.36	NM
FSBW	FS Bancorp, Inc.	WE	9.36	8.91	1.10	11.38	1.19	12.30	NA	169.45	9.28	100.15	9.37	105.72	8.58	1.12	2.87	31.59
HIFS	Hingham Institution for Savings	NE	9.82	9.82	0.77	7.76	0.49	4.90	NA	NA	16.20	121.59	11.94	121.59	25.64	2.52	1.01	16.43
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	9.06	8.47	0.63	7.30	0.67	7.73	NA	NA	10.40	73.20	6.63	78.77	9.82	0.54	4.12	41.67
IROQ	IF Bancorp, Inc.	MW	8.98	8.98	0.37	4.33	0.38	4.40	0.01	NM	24.38	105.59	9.48	105.59	23.97	0.40	1.61	39.22
KRNY	Kearny Financial Corp.	MA	9.64	NA	0.34	3.49	0.34	3.52	0.59	101.30	14.10	51.25	4.94	60.40	13.98	0.44	7.43	104.76
MGYR	Magyar Bancorp, Inc.	MA	11.78	11.75	0.99	8.70	1.00	8.79	0.28	NM	10.87	95.29	11.22	95.59	10.76	0.32	1.86	18.35
NECB	Northeast Community Bancorp, Inc.	MA	17.06	17.06	2.26	13.90	2.25	13.82	0.04	NM	6.23	85.68	14.61	85.68	6.27	0.80	3.89	25.76
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	12.51	11.87	0.62	5.01	0.57	4.64	0.23	280.94	12.49	63.24	7.91	67.12	13.48	0.52	4.84	60.47
NSTS	NSTS Bancorp, Inc.	MW	27.40	27.40	-0.32	-1.13	-0.34	-1.20	0.09	439.54	NM	82.58	22.63	82.58	NM	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	MA	16.52	16.52	0.57	3.42	0.57	3.41	NA	84.54	19.53	113.89	11.51	113.89	19.61	NA	NA	NM
PROV	Provident Financial Holdings, Inc.	WE	10.32	10.32	0.50	4.79	NA	NA	0.11	454.31	16.51	78.55	8.11	78.55	NA	0.56	3.65	60.22
PFS	Provident Financial Services, Inc.	MA	11.03	8.03	0.96	8.71	1.07	9.75	0.44	175.32	10.31	88.00	9.71	124.92	8.40	0.96	5.26	54.24
RVSB	Riverview Bancorp, Inc.	WE	10.68	9.05	0.34	3.22	NA	NA	NA	NA	20.42	63.45	6.78	76.26	NA	0.08	1.63	33.33
SRBK	SR Bancorp, Inc.	MA	17.76	15.69	0.35	1.95	0.46	2.53	NA	NM	31.89	64.72	11.50	75.15	24.54	0.20	1.43	22.73
TCBS	Texas Community Bancshares, Inc.	SW	11.91	11.89	0.53	4.93	0.55	5.10	NA	NA	NA	91.55	NA	91.72	NA	0.16	1.01	NA
TSBK	Timberland Bancorp, Inc.	WE	13.11	12.42	1.40	10.91	NA	NA	0.21	465.21	9.23	96.30	12.63	102.47	NA	1.04	3.31	30.00
TFIN	Triumph Financial, Inc.	SW	14.05	8.27	0.23	1.51	0.37	2.51	0.87	70.84	126.48	152.23	20.47	288.16	69.03	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	10.91	10.91	0.86	7.91	0.86	7.91	0.30	286.24	11.82	90.36	9.86	90.44	11.82	1.44	4.34	51.25
WSBF	Waterstone Financial, Inc.	MW	15.13	NA	0.93	6.06	0.92	6.00	NA	NA	11.82	74.06	11.21	76.24	11.93	0.60	4.45	52.63
WNEB	Western New England Bancorp, Inc.	NE	8.83	8.37	0.45	5.09	0.45	5.02	0.21	343.06	18.86	95.27	8.41	101.07	19.11	0.28	2.52	47.46
WSFS	WSFS Financial Corporation	MA	12.87	8.59	1.27	10.19	1.34	10.69	0.51	177.03	11.97	114.45	14.78	179.58	11.37	0.68	1.25	14.04

MHCs
BSBK	Bogota Financial Corp.	MA	15.02	15.01	-0.04	-0.25	-0.08	-0.58	NA	NA	NM	79.16	11.89	79.23	NM	NA	NA	NM
CLBK	Columbia Financial, Inc.	MA	10.44	9.44	0.06	0.57	0.32	3.10	0.37	163.02	238.83	134.17	14.00	150.05	43.26	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	7.85	7.85	1.09	14.07	1.09	14.09	NA	NA	12.86	167.75	13.18	167.75	12.84	0.40	1.70	20.22
KFFB	Kentucky First Federal Bancorp	MW	12.65	12.65	-0.29	-2.22	-0.09	-0.67	0.88	65.03	NM	51.31	6.49	51.31	NM	0.00	0.00	NM
LSBK	Lake Shore Bancorp, Inc.	MA	12.64	12.64	0.83	6.40	NA	NA	NA	NA	11.97	76.45	9.66	76.45	NA	0.00	0.00	43.69
PBFS	Pioneer Bancorp, Inc.	MA	14.99	NA	1.09	7.13	NA	NA	NA	NA	14.20	102.76	NA	107.42	NA	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	10.12	9.95	-0.45	-4.62	NA	NA	NA	NA	NM	107.90	10.92	109.92	NA	NA	NA	NM
TFSL	TFS Financial Corporation	MW	10.87	10.82	0.49	4.34	0.49	4.34	0.22	194.48	44.34	191.25	20.78	192.24	44.34	1.13	8.79	389.66

Under Acquisition
CFSB	CFSB Bancorp, Inc.	NE	20.68	20.68	0.00	-0.01	0.00	-0.01	NA	NM	NM	120.05	24.82	120.05	NM	NA	NA	NM
HONE	HarborOne Bancorp, Inc.	NE	10.34	9.38	0.46	4.53	0.50	4.87	NA	146.67	18.11	87.39	9.04	97.36	16.86	0.36	3.06	66.15
PBBK	PB Bankshares, Inc.	MA	10.85	10.85	0.48	4.52	0.40	3.69	NA	NA	19.35	92.22	10.00	92.22	23.71	NA	NA	NM
PVBC	Provident Bancorp, Inc.	NE	15.40	15.40	0.68	4.58	0.67	4.51	2.24	60.38	19.43	91.71	14.13	91.71	19.73	0.00	0.00	NM

(1)  Average of High/Low or Bid/Ask price per share.

(2)  Or since offering price if converted of first listed in the past 52 weeks.  Percent change figures are actual year-to-date and are not annualized.

(3)  EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)  Exludes intangibles (such as goodwill, value of core deposits, etc.).

(5)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)  Annualized based on last regular quarterly cash dividend announcement.

(7)  Indicated dividend as a percent of trailing 12 month earnings.

(8)  Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)  For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2025 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

					S&P U.S.	KBW NASDAQ
				NASDAQ	BMI Banks	Regional Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2015:	Quarter 1	17776.1	2067.9	4900.9	102.0	79.9
	Quarter 2	17619.5	2063.1	4986.9	109.1	87.5
	Quarter 3	16284.7	1920.0	4620.2	100.1	81.2
	Quarter 4	17425.0	2043.9	5007.4	105.4	82.0

2016:	Quarter 1	17685.1	2059.7	4869.9	92.8	77.6
	Quarter 2	17930.0	2098.9	4842.7	93.9	80.0
	Quarter 3	18308.2	2168.3	5312.0	100.7	86.5
	Quarter 4	19762.6	2238.8	5383.1	130.4	111.2

2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673..6	6903.4	151.0	110.9

2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4

2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6

2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6

2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0

2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
	Quarter 3	28725.5	3585.6	10575.6	136.7	110.5
	Quarter 4	33147.3	3839.5	10466.5	148.4	114.1

2023:	Quarter 1	33274.2	4109.3	12221.9	128.0	92.9
	Quarter 2	34407.6	4450.4	13787.9	130.4	86.7
	Quarter 3	33507.5	4288.1	13219.3	128.0	87.9
	Quarter 4	37689.5	4769.8	15011.4	156.2	109.5

2024:	Quarter 1	39807.4	5254.4	16379.5	172.2	102.2
	Quarter 2	39118.9	5460.5	17732.6	172.5	98.6
	Quarter 3	42330.2	5762.5	18189.2	182.8	113.2
	Quarter 4	42544.2	5881.6	19310.8	203.1	120.0

2025:	Quarter 1	42001.8	5611.9	17299.3	198.4	112.6
	Quarter 2	44094.8	6205.0	20369.7	222.9	116.5
	As of August 5, 2025	44111.7	6299.2	20916.6	222.9	115.5

(1)	End of period data.

Sources:  S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Price Indices as of August 5, 2025

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day's Change	Day's Change (%)
Banking Indexes
S&P United States BMI Banks	222.86	8/5/2025	(0.82)	(0.36)
KBW Nasdaq Bank Index	140.97	8/5/2025	(0.44)	(0.31)
KBW Nasdaq Regional Bank Index	115.54	8/5/2025	0.63	0.55
S&P 500 Bank	532.39	8/5/2025	(2.81)	(0.52)
NASDAQ Bank	4,285.28	8/5/2025	12.02	0.28
S&P 500 Commercial Banks	760.61	8/5/2025	(4.01)	(0.52)
S&P 500 Diversified Banks	1,013.04	8/5/2025	(5.67)	(0.56)
S&P 500 Regional Banks	106.70	8/5/2025	(0.17)	(0.16)
Market Cap Indexes
Dow Jones U.S. MicroCap Banks	32,868.63	8/5/2025	79.30	0.24
S&P U.S. SmallCap Banks	253.70	8/5/2025	0.89	0.35
S&P U.S. MidCap Banks	594.70	8/5/2025	(1.38)	(0.23)
S&P U.S. LargeCap Banks	651.75	8/5/2025	(3.71)	(0.57)
S&P United States Between USD1 Billion and USD5 Billion Banks (Industry Group)	737.88	8/5/2025	3.52	0.48
S&P United States Over USD5 Billion Banks	666.29	8/5/2025	(3.09)	(0.46)
S&P United States Between USD250 Million and USD1 Billion Banks (Industry Group)	1,523.69	8/5/2025	2.52	0.17
S&P United States Under USD250 Million Banks (Industry Group)	1,319.04	8/5/2025	(0.32)	(0.02)
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region	1,122.86	8/5/2025	(8.77)	(0.77)
S&P U.S. BMI Banks - Midwest Region	693.77	8/5/2025	1.06	0.15
S&P U.S. BMI Banks - New England Region	594.53	8/5/2025	(0.54)	(0.09)
S&P U.S. BMI Banks - Southeast Region	537.91	8/5/2025	(1.53)	(0.28)
S&P U.S. BMI Banks - Southwest Region	1,332.26	8/5/2025	0.72	0.05
S&P U.S. BMI Banks - Western Region	1,676.66	8/5/2025	8.71	0.52
Broad Market Indexes
DJIA	44,111.74	8/5/2025	(61.90)	(0.14)
S&P 500	6,299.19	8/5/2025	(30.75)	(0.49)
S&P 400 Mid Cap	3,141.37	8/5/2025	(1.19)	(0.04)
S&P 500 Financials	859.28	8/5/2025	(3.42)	(0.40)
MSCI US IMI Financials	3,072.31	8/5/2025	(11.49)	(0.37)
NASDAQ	20,916.55	8/5/2025	(137.03)	(0.65)
NASDAQ Finl	7,300.19	8/5/2025	(48.12)	(0.65)
NYSE	20,457.10	8/5/2025	(31.76)	(0.16)
Russell 1000	3,446.93	8/5/2025	(16.44)	(0.47)
Russell 2000	2,225.67	8/5/2025	13.37	0.60
Russell 3000	3,580.91	8/5/2025	(15.46)	(0.43)
S&P TSX Composite	27,570.08	8/5/2025	549.65	2.03

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

* - Intraday data is not currently available. Data is as of the previous close.

** - Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

EXHIBIT IV-4

New Jersey Bank and Thrift Acquisitions 2022 - Present

Exhibit IV-4

New Jersey Bank and Thrift Acquisitions 2022-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
05/23/2024	04/29/2025	Ion Financial MHC	CT	NVE Bancorp, MHC	NJ	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
01/18/2024	08/23/2024	Princeton Bancorp	NJ	Cornerstone Financial Corporation	NJ	321,175	8.42	8.42	0.08	0.93	0.14	676.94	17.9	8.160	75.44	75.44	68.99	5.58	-2.30
09/27/2022	05/15/2024	Provident Financial Services	NJ	Lakeland Bancorp, Inc.	NJ	10,374,178	10.51	8.01	0.97	9.38	0.24	271.54	1263.1	19.267	114.51	154.49	12.43	12.18	NA
07/25/2022	09/19/2023	SR Bancorp	NJ	Regal Bancorp, Inc.	NJ	491,935	11.85	11.66	0.70	6.36	0.11	NM	69.5	23.000	141.35	144.54	22.46	14.13	6.28
12/20/2022	05/19/2023	Mid Penn Bancorp Inc.	PA	Brunswick Bancorp	NJ	381,631	11.29	11.29	1.08	9.23	NA	NA	53.9	18.254	120.31	120.31	13.13	14.12	5.39

				Average:		2,892,230	10.52	9.85	0.71	6.48	0.16	474.24			112.90	123.70	29.25	11.50	3.12
				Median:		436,783	10.90	9.86	0.84	7.80	0.14	474.24			117.41	132.43	17.80	13.15	5.39

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

URSB Bancorp, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5
URSB Bancorp, Inc.
Director and Senior Management Summary Resumes

Directors of URSB Bancorp and United Roosevelt Savings Bank

Patrick J. DeBlasio is a seasoned financial executive with over 40 years of experience serving as a Chief Financial Officer for several municipalities across New Jersey. He has overseen the financial operations, providing leadership in budgeting, financial reporting, debt management, and long-term fiscal planning. He holds a Bachelor of Science degree in Accounting from Seton Hall University and has maintained multiple professional certifications throughout his career. He is a licensed Certified Public Accountant, Certified Municipal Finance Officer, Certified Government Financial Manager, and Certified Tax Collector. His extensive financial management experience provides the board of directors with valuable knowledge in connection with the financial aspects of United Roosevelt Savings Bank’s business.

John F. Kwasnik is the Managing Partner of the law firm of Mezzacca and Kwasnik, LLC, Edison, New Jersey. He concentrates his practice in the areas of municipal law, real estate, trust and estate, community association law, land use, civil litigation, construction defect litigation, commercial transactions, and corporate law. Mr. Kwasnik also has served for over 25 years as a special advocate in various municipalities throughout the State of New Jersey. He serves as Public Defender for the Edison Township, Special County Counsel for Middlesex County, Conflict Public Defender in such towns as Manalapan and Woodbridge, as well as General Counsel for the Carteret Business Partnership. Mr. Kwasnik is a member of the New Jersey, Pennsylvania, Connecticut, and District of Columbia Bars, as well as the District Courts of New Jersey and New York. He is a frequent author and lecturer on real estate, estate and community association law issues. He is a member of the American Bar Association, New Jersey State Bar Association and the Middlesex County Bar Association. His extensive legal experience provides the board of directors with valuable knowledge regarding many of the legal aspects of United Roosevelt Savings Bank’s business.

Daniel J. Reiman has served as the Mayor of Carteret, New Jersey, since 2002 As Mayor, he serves full-time as the town’s Chief Executive Officer, oversees over 200 employees and an annual budget of approximately $100 million, and is the chief administrator of 13 departments including Personnel, Finance, and Economic and Community Development, among others. He belongs to several civic, professional and volunteer organizations in the New Jersey Conference of Mayors, New Jersey League of Municipalities, New Jersey Redevelopment Authority and Carteret Planning Board, among others. His extensive managerial and financial experience provides the board of directors with valuable knowledge across multiple disciplines of United Roosevelt Savings Bank’s business.

Kenneth R. Totten has served as the President and Chief Executive Officer of United Roosevelt Savings Bank since 2015 and as Chairman of the Board of Directors since 2019. He is a graduate of Glassboro State College and has served in various banking roles since 1984. Before joining United Roosevelt Savings Bank, Mr. Totten served as Senior Vice President and Chief Lending Officer of Metuchen Savings Bank and RSI Savings Bank. He has a deep appreciation for serving communities, serving as Fire Commissioner of Old Bridge, New Jersey, since 1999. His extensive senior management experience in community banking provides the board of directors with valuable knowledge of United Roosevelt Savings Bank’s business.

Timothy D. Touhey has served as the Chief Executive Officer of Atlys Global Finance, LLC, a leading $1 billion national lending platform dedicated serving contractors supporting states and communities impacted by natural disasters, since 2018. Before joining Atlys Global Finance he served as Team Leader for Commercial Real Estate Lending at Investors Bank from April 2013 to September 2018, where he launched and expanded the Commercial Real Estate Finance Group in Robbinsville, New Jersey. From 2007 to 2013, he was the Chief Executive Officer of the New Jersey Builders Association. Earlier in his career, Mr. Touhey served as Lead Director of Fannie Mae’s Northeast Community Business Center in New Brunswick, NJ, where he oversaw initiatives to enhance housing opportunities and economic development. He also has held advisory roles for several New Jersey governors, including Chris Christie, Jon Corzine, Richard Codey, and Christine Todd Whitman. Mr. Touhey holds a Bachelor of Arts degree from Mount Mercy College in Cedar Rapids, Iowa, and a Master’s degree in Policy and Administration from Rutgers University. His extensive experience in lending and finance provides the board of directors with valuable knowledge of these aspects of United Roosevelt Savings Bank’s business.

Exhibit IV-5 (continued)
URSB Bancorp, Inc.
Director and Senior Management Summary Resumes

Business Background of Executive Officers Who are Not Directors

David Van Steyn joined United Roosevelt Savings Bank in 2019 as Vice President and Chief Risk Officer. He was named the Executive Vice President of United Roosevelt Savings Bank in 2022 and Chief Financial Officer of United Roosevelt Savings Bank in 2024. He is a graduate of Montclair State University and has held various banking roles since 2008. Before joining United Roosevelt Savings Bank, he served as a manager for the consulting firm, GRC Risk Solutions, assisting community banks with risk management, strategic planning, and mergers and acquisitions, and before that served as Executive Vice President and Chief Operating Officer of Lincoln Park Savings Bank.

Source: URSB Bancorp’s prospectus.

EXHIBIT IV-6

URSB Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6
URSB Bancorp, Inc.
Pro Forma Regulatory Capital Ratios

	United Roosevelt Savings Bank at June		United Roosevelt Savings Bank Pro Forma at June 30, 2025, Based on the Sale in the Stock Offering of: (1)
	30, 2025		1,487,500 Shares		1,750,000 Shares		2,012,500 Shares		2,314,375 Shares (2)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets

	(Dollars in thousands)
Total equity capital	$24,711	7.60%	$29,540	8.90%	$30,537	9.17%	$31,535	9.43%	$32,681	9.73%

Tier 1 leverage capital (3) (4)	$26,087	7.90%	$30,916	9.18%	$31.913	9.44%	$32,911	9.69%	$34,057	9.99%
Tier 1 leverage capital requirement	16,510	5.00	16,842	5.00	16,908	5.00	16,973	5.00	17,049	5.00
Excess	$9,577	2.90%	$14,074	4.18%	$15,005	4.44%	$15,938	4.69%	$17,008	4.99%

Tier 1 risk-based capital (3) (4)	$26,087	11.90%	$30,916	14.02%	$31,913	14.45%	$32,911	14.89%	$34,057	15.38%
Tier 1 risk-based capital requirement	17,537	8.00	17,643	8.00	17,664	8.00	17,685	8.00	17,709	8.00
Excess	$8,550	3.90%	$13,273	6.02%	$14,249	6.45%	$15,226	6.89%	$16,348	7.38%

Common equity Tier 1 risk-based capital (3) (4)	$26,087	11.90%	$30,916	14.02%	$31,913	14.45%	$32,911	14.89%	$34,057	15.38%
Common equity Tier 1 risk-based capital requirement	14,249	6.50	14,335	6.50	14,352	6.50	14,369	6.50	14,389	6.50
Excess	$11,838	5.40%	$16,581	7.52%	$17,561	7.95%	$18,542	8.39%	$19,668	8.88%

Total risk-based capital (3) (4)	$27,842	12.70%	$32,671	14.81%	$33,668	15.25%	$34,666	15.68%	$35,812	16.18%
Total risk-based capital requirement	21,921	10.00	22,054	10.00	22,080	10.00	22,106	10.00	22,137	10.00
Excess	$5,921	2.70%	$10,617	4.81%	$11,588	5.25%	$12,560	5.68%	$13,675	6.18%

Reconciliation of capital infused into United Roosevelt Savings:
Net proceeds to United Roosevelt Savings Bank			$6,638		$7,950		$9,263		$10,772
Less: Common stock acquired by ESOP			(1,206)		(1,416)		(1,626)		(1,868)
Less: Common stock acquired by stock-based incentive plan			(603)		(708)		(813)		(934)
Pro forma increase			$4,829		$5,826		$6,824		$7,970

(1)	Pro forma capital levels assume that the ESOP purchases 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation with funds to be lent by URSB Bancorp and that the stock-based equity plan provides for shares subject to restricted stock awards equal to 4% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. Pro forma capital calculated under U.S. generally accepted accounting principles (“U.S. GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the ESOP. The grant of options under the stock-based incentive plan does not require a capital funding adjustment. No effect has been given to the issuance of additional shares of URSB Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan.
(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma dollar amounts and percentages assume net proceeds are invested in assets with a 20% risk weighting.

Source: URSB Bancorp’s prospectus.

EXHIBIT IV-7

URSB Bancorp, Inc.

Pro Forma Analysis Sheet

Exhibit IV-7

PRO FORMA ANALYSIS SHEET

URSB Bancorp, Inc.

Prices as of  August 5, 2025

					Peer Group				New Jersey Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Average		Median		Average		Median		Average		Median
Price-earnings ratio (x)		P/E	30.83	x	18.61	x	17.53	x	15.93	x	12.49	x	15.39	x	14.10	x
Price-core earnings ratio (x)		P/Core	26.49	x	18.03	x	15.96	x	14.23	x	13.48	x	15.46	x	13.73	x
Price-book ratio (%)	=	P/B	54.53%		80.29	x	78.12%		70.05%		63.98%		86.80%		83.21%
Price-tangible book ratio (%)	=	P/TB	54.53%		84.22	x	82.25%		80.17%		71.13%		97.14%		85.68%
Price-assets ratio (%)	=	P/A	5.22%		12.40	x	12.06%		9.00%		9.22%		11.10%		9.86%

Valuation Parameters
Pre-Conversion Earnings (Y)	$512,000	ESOP Stock Purchases (E)	8.00%	(5)
Pre-Conversion Earnings (CY)	$606,000	Cost of ESOP Borrowings (S)	0.00%	(4)
Pre-Conversion Book Value (B)	$18,788,000	ESOP Amortization (T)	20.00 years
Pre-Conv. Tang. Book Val. (TB)	$18,788,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (2)	$325,301,000	RRP Vesting (N)	5.00 years (5)
Reinvestment Rate (2)(R)	3.79%	Foundation (F)	2.29%
Est. Conversion Expenses (3)(X)	9.43%	Tax Benefit (Z)	112,000
Tax Rate (TAX)	28.00%	Percentage Sold (PCT)	100.00%
Shares Tax	$0	Option (O1)	10.00%	(6)
		Estimated Option Value (O2)	47.20%	(6)
		Option vesting (O3)	5.00 (6)
		Option pct taxable (O4)	25.00%	(6)

Calculation of Pro Forma Value After Conversion
1. V=	P/E * (Y)	V=	$17,700,000
	1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/Core * (Y)	V=	$17,700,000
	1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$17,700,000
	1 - P/B * PCT * (1-X-E-M-F)

4. V=	P/TB * (TB+Z)	V=	$17,700,000
	1 - P/TB * PCT * (1-X-E-M-F)

5. V=	P/A * (A+Z)	V=	$17,700,000
	1 - P/A * PCT * (1-X-E-M-F)

				Shares		Aggregate
	Shares Issued	Price Per	Gross Offering	Issued To	Total Shares	Market Value
Conclusion	To the Public	Share	Proceeds	Foundation	Issued	of Shares Issued
Supermaximum	2,314,375	10.00	$23,143,750	20,000	2,334,375	$23,343,750
Maximum	2,012,500	10.00	20,125,000	20,000	2,032,500	20,325,000
Midpoint	1,750,000	10.00	17,500,000	20,000	1,770,000	17,700,000
Minimum	1,487,500	10.00	14,875,000	20,000	1,507,500	15,075,000

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 3.79 percent and a tax rate of 28.0 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 28.0 percent.
(6)	10 percent option plan with an estimated Black-Scholes valuation of 47.20 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 28.0 percent.

EXHIBIT IV-8

URSB Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

URSB Bancorp, Inc.

At the Minimum

1.	Pro Forma Market Capitalization	$15,075,000
	Less: Foundation Shares	200,000
2.	Offering Proceeds	$14,875,000
	Less: Estimated Offering Expenses	1,600,000
	Net Conversion Proceeds	$13,275,000

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$13,275,000
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	1,809,000
	Net Proceeds Reinvested	$11,266,000
	Estimated net incremental rate of return	2.73%
	Reinvestment Income	$307,427
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	43,416
	Less: Amortization of Options (4)	132,346
	Less: Recognition Plan Vesting (5)	86,832
	Net Earnings Impact	$44,832

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2025 (reported)	$512,000	$44,832	$556,832
	12 Months ended June 30, 2025 (core)	$606,000	$44,832	$650,832

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$18,788,000	$11,266,000	$112,000	$30,166,000
	June 30, 2025 (Tangible)	$18,788,000	$11,266,000	$112,000	$30,166,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$325,301,000	$11,266,000	$112,000	$336,679,000

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 28.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 28.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

URSB Bancorp, Inc.

At the Midpoint

1.	Pro Forma Market Capitalization	$17,700,000
	Less: Foundation Shares	200,000
2.	Offering Proceeds	$17,500,000
	Less: Estimated Offering Expenses	1,600,000
	Net Conversion Proceeds	$15,900,000

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$15,900,000
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	2,124,000
	Net Proceeds Reinvested	$13,576,000
	Estimated net incremental rate of return	2.73%
	Reinvestment Income	$370,462
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	50,976
	Less: Amortization of Options (4)	155,392
	Less: Recognition Plan Vesting (5)	101,952
	Net Earnings Impact	$62,142

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2025 (reported)	$512,000	$62,142	$574,142
	12 Months ended June 30, 2025 (core)	$606,000	$62,142	$668,142

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$18,788,000	$13,576,000	$112,000	$32,476,000
	June 30, 2025 (Tangible)	$18,788,000	$13,576,000	$112,000	$32,476,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$325,301,000	$13,576,000	$112,000	$338,989,000

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 28.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 28.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

URSB Bancorp, Inc.

At the  Maximum Value

1.	Pro Forma Market Capitalization	$20,325,000
	Less: Foundation Shares	200,000
2.	Offering Proceeds	$20,125,000
	Less: Estimated Offering Expenses	1,600,000
	Net Conversion Proceeds	$18,525,000

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$18,525,000
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	2,439,000
	Net Proceeds Reinvested	$15,886,000
	Estimated net incremental rate of return	2.73%
	Reinvestment Income	$433,497
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	58,536
	Less: Amortization of Options (4)	178,437
	Less: Recognition Plan Vesting (5)	117,072
	Net Earnings Impact	$79,452

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2025 (reported)	$512,000	$79,452	$591,452
	12 Months ended June 30, 2025 (core)	$606,000	$79,452	$685,452

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$18,788,000	$15,886,000	$112,000	$34,786,000
	June 30, 2025 (Tangible)	$18,788,000	$15,886,000	$112,000	$34,786,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$325,301,000	$15,886,000	$112,000	$341,299,000

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 28.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 28.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

URSB Bancorp, Inc.

At the Super Maximum Value

1.	Pro Forma Market Capitalization	$23,343,750
	Less: Foundation Shares	200,000
2.	Offering Proceeds	$23,143,750
	Less: Estimated Offering Expenses	1,600,000
	Net Conversion Proceeds	$21,543,750

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$21,543,750
	Less: Cash Contribution to Foundation	200,000
	Less: Non-Cash Stock Purchases (1)	2,801,250
	Net Proceeds Reinvested	$18,542,500
	Estimated net incremental rate of return	2.73%
	Reinvestment Income	$505,988
	Less: Shares Tax	0
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	67,230
	Less: Amortization of Options (4)	204,939
	Less: Recognition Plan Vesting (5)	134,460
	Net Earnings Impact	$99,358

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended June 30, 2025 (reported)	$512,000	$99,358	$611,358
	12 Months ended June 30, 2025 (core)	$606,000	$99,358	$705,358

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$18,788,000	$18,542,500	$112,000	$37,442,500
	June 30, 2025 (Tangible)	$18,788,000	$18,542,500	$112,000	$37,442,500

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	June 30, 2025	$325,301,000	$18,542,500	$112,000	$343,955,500

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 28.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 28.0 percent.

EXHIBIT V-1

RP® Financial, LC.
Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (44)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (40)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (41)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (37)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (37)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters

1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com